CONFIDENTIAL TREATMENT REQUESTED (REDACTED COPY – AGREEMENT)

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

ASSET PURCHASE AGREEMENT
BY AND AMONG
INTELISYS, INC.,
INTELISYS COMMUNICATIONS, INC.
AND
RICK DELLAR, RICK SHELDON, AND DANA TOPPING
AUGUST 5, 2016

Section 10.2.	Effect of Termination	58
ARTICLE 11	MISCELLANEOUS	58
Section 11.1.	Publicity	58
Section 11.2.	Amendment and Waiver	59
Section 11.3.	Entire Agreement; Third Party Beneficiaries	59
Section 11.4.	Assignment; Binding Effect; No Third-Party Rights	59
Section 11.5.	Specific Performance and Other Remedies	60
Section 11.6.	Severability	60
Section 11.7.	Notices	60
Section 11.8.	Governing Law	61
Section 11.9.	Arbitration	62
Section 11.10.	Construction	62
Section 11.11.	Expenses	63
Section 11.12.	Counterparts	63

Exhibits
Exhibit A	Definitions
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Restrictive Covenant Agreement
Exhibit E	Form of IP Assignment Agreement
Exhibit F	Form of Software License Agreement
Exhibit G	Form of Escrow Agreement
Exhibit H	Operating Model

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 5, 2016, is made and entered into by and among (i) Intelisys, Inc., a South Carolina corporation (“Buyer”), a wholly-owned subsidiary of ScanSource, Inc., a South Carolina corporation (“Parent”), (ii) Intelisys Communications, Inc., a California corporation (“Seller”), (iii) Rick Dellar, Rick Sheldon, and Dana Topping (each, individually, a “Class A Shareholder” and, collectively, the “Class A Shareholders”), and (iv) solely for purposes of Section 2.8(d) hereof, Parent (in such capacity, “Guarantor”).
RECITALS

WHEREAS, Seller is engaged as a master agent, together with its sales partners (subagents), to various carrier telecommunication companies, who in turn distribute business telecommunications services, including voice, data, access, cable, collaboration, wireless and cloud, to their end-user customers (as such business is conducted by Seller on the date hereof, the “Business”);
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title and interest in and to the Transferred Assets (as hereinafter defined), and Buyer desires to assume from Seller, all of the Assumed Liabilities (as hereinafter defined), all upon the terms and subject to the conditions set forth herein; and
WHEREAS, each of Seller and Buyer desire to make certain representations, warranties, covenants and agreements in connection with the transaction contemplated by this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, Seller and Buyer, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1. Certain Definitions. Certain capitalized terms used in this Agreement are defined in Exhibit A hereto.
ARTICLE 2
TRANSFER OF ASSETS
Section 2.1. Transfer of Assets by Seller. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens (other than Permitted Liens), all of Seller’s right, title and interest in, to and under all of the properties, rights and assets of every kind and nature, whether real, personal or mixed, tangible or intangible, wherever located, whether now owned, leased or held for use or hereafter owned, leased or held for use at any time prior to the Closing (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Transferred Assets”), including the following:
(a)all Contracts to which Seller is a party (other than this Agreement and the Ancillary Agreements) related to the Business or the Transferred Assets, including the Contracts listed on Section 2.1(a)(i) of the Disclosure Schedule (collectively, the “Assumed Contracts”), but excluding (A) any Contracts under which Seller has made, or that obligate Seller to make, a loan to any Business Employee or any shareholder of Seller and (B) the Contracts listed on Section 2.1(a)(ii) of the Disclosure Schedule;
(b)all commissions, lump sum payments, partner investment loans, transfer advances, and other accounts receivable, notes receivable and other receivables of Seller and all other rights to payment of Seller, in each case related to the Business or the Transferred Assets, including those set forth on Section 3.7(a) of the Disclosure Schedule (the “Accounts Receivable”), whether arising or accruing prior to, on or after the Closing Date, and any security, claim, remedy or other right related to any such Accounts Receivable;
(c)all bank accounts and Cash;

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(d)all inventory of the Business,    including all finished goods, work in process,
raw materials, packaging, spare parts and all other materials and supplies to be used or consumed by the Business in the production of finished goods (collectively, “Inventory”), if any;
(e)all Tangible Personal Property;
(f)all Leased Real Property;
(g)originals, or where originals are not available copies, of all Books and Records related to the Business or the Transferred Assets;
(h)all claims, causes of action, rights of recovery, rights of recoupment and rights of set-off of any kind (including rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof) of Seller related to the Business and/or the Transferred Assets, including those listed on Section 2.1(h) of the Disclosure Schedule, but excluding any claims, causes of action, rights of recovery, rights of recoupment and rights of set-off to the extent related to any one or more (i) Excluded Assets or (ii) Excluded Liabilities;
(i)all rights to any Proceedings of any nature available to or being pursued by Seller to the extent related to the Business, the Transferred Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, excluding any Proceedings to the extent related to any one or more (i) Excluded Assets or (ii) Excluded Liabilities;
(j)all of the intangible rights and property of Seller related to the Business and/or the Transferred Assets, including: (i) all Owned Intellectual Property; and (ii) all goodwill of or pertaining to the Business and/or the Transferred Assets;
(k)all Seller Software, including the specific Seller Software listed on Schedule 2.1(k) of the Disclosure Schedule (such specific Seller Software, “Transferred Software”) and Seller IT Systems;
(l)all telephone numbers, websites, URLs and e-mail addresses owned, licensed or otherwise used by Seller in connection with, or otherwise relating to, any of the Business and/or the Transferred Assets;
(m)all claims under insurance policies related to the Business or the Transferred Assets and all proceeds from claims under such insurance policies;
(n)all deposits, prepaid expenses, advance payments and charges paid by Seller or its Affiliates prior to the Closing Date in respect of the Business or the Transferred Assets, including those listed on Section 2.1(n) of the Disclosure Schedule;
(o)all currently effective warranties, guaranties, indemnities and similar rights against third parties, if any, relating to the Business or the Transferred Assets (excluding those to the extent related to the Excluded Assets and the Excluded Liabilities);
(p)all life insurance policies covering any Business Employee and any other insurance policies relating to the operation of the Business (including the Insurance Policies), but excluding the insurance policies listed on Section 2.1(p) of the Disclosure Schedule;

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(q)the Employee Plans listed on Section 2.1(q) of the Disclosure Schedule (the “Assumed Employee Plans”) and assets attributable thereto; and
(r)all Permits, including Environmental Permits, required for the lawful conduct of the Business as currently conducted or for the ownership and use of the Transferred Assets, and all pending applications therefor or renewals thereof.
Section 2.2. Excluded Assets. Notwithstanding anything herein to the contrary, Seller will retain and will not transfer, convey, assign or deliver to Buyer, and Buyer will not acquire any right, title or interest in or to any one or more of the following (collectively, the “Excluded Assets”):
(a)all Contracts that are not Assumed Contracts, including (A) any Contracts under which Seller has made, or that obligate Seller to make, a loan to any Business Employee or any shareholder of Seller and (B) the Contracts listed on Section 2.1(a)(ii) of the Disclosure Schedule;
(b)Seller’s corporate seal, organizational and governing documents, minute books, stock transfer books, and other documents relating solely to the organization, maintenance and existence of Seller as a corporation;
(c)Seller’s Tax identification numbers and Tax Returns;
(d)all claims for refunds of Taxes and other governmental charges of Seller or its equityholders to the extent such refunds relate to periods ending on or prior to the Closing Date;
(e)any rights (including indemnification) and claims and recoveries under any Proceeding of Seller against third parties, to the extent relating to any one or more (i) Excluded Assets or (ii) Excluded Liabilities, or to the extent not relating to the Business or the Transferred Assets;
(f)copies of any personnel records and other business records with respect to the Business that Seller is required by Law to retain in its possession (with copies of any such records being provided to Buyer at Closing);
(g)the consideration to be received by Seller, and Seller’s other rights, under this Agreement and the Ancillary Agreements;
(h)except for the Assumed Employee Plans and assets attributable thereto, all Employee Plans and assets attributable thereto;
(i)all attorney-client privileged communications between Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, on the one hand, and Seller and/or the Class A Shareholders, on the other hand, regarding this Agreement, the Ancillary Agreements and the transactions contemplated thereby;
(j)the equity interests in the UK Subsidiary and any assets owned by the UK
Subsidiary; and
(k)those assets listed on Section 2.2(k) of the Disclosure Schedule.
Section 2.3. Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees

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to assume as of the Closing, and to thereafter perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”):
(a)all Liabilities included in the calculation of Closing Net Assets;
(b)all Liabilities arising after the Closing under the Assumed Contracts; provided, however, that Assumed Liabilities shall not include any Liabilities arising out of any breach, default, misconduct, negligence, failure to comply with any applicable Law, or other form of non-compliance by Seller thereunder at or prior to the Closing;
(c)all Liabilities in respect of the Hired Employees arising after the Closing under the Assumed Employee Plans; provided, however, that Assumed Liabilities shall not include any Liabilities arising out of any breach, default, misconduct, negligence, failure to comply with any applicable Law, or other form of non-compliance by Seller thereunder at or prior to the Closing;
(d)other than Environmental Liabilities, all Liabilities to the extent relating to, arising out of or resulting from:
(i)all accounts payable of the Business arising after the Closing;
(ii)a third party claim relating to the operation of the Business (including as conducted by the Buyer), as conducted at any time after the Closing (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent);
(iii)a third party claim relating to the operation of the Business as conducted by the Buyer at any time after the Closing;
(iv)any Transferred Assets, to the extent arising after the Closing (including, subject to the proviso in Section 2.3(b), any Liability arising after the Closing relating to, arising out of or resulting from Assumed Contracts (to the extent such Liability relates to the Business) and any interests in the Leased Real Property);
(v)Proceedings or other claims, irrespective of the legal theory asserted, to the extent arising from or relating to the use, license, development, manufacture, distribution or sale of any of the Transferred Assets, in each case arising after the Closing, including all Liabilities for infringement or alleged infringement of any Intellectual Property right of any third party to the extent related to the conduct of the Business after the Closing;
(e)any Liability for (i) 50% of all Transfer Taxes and (ii) all Taxes with respect to the Business and the Transferred Assets attributable to the period after the Closing; and
(f)all other Liabilities with respect to the Business, the Transferred Assets or the Hired Employees arising from circumstances first arising or occurring after the Closing.
Section 2.4. Excluded Liabilities. Notwithstanding the provisions of Section 2.3, Buyer does not agree to assume, perform or discharge, indemnify Seller against, or otherwise have any responsibility for, any Liabilities of Seller other than the Assumed Liabilities (which such Liabilities shall be collectively referred to herein as the “Excluded Liabilities”). Without limiting the generality of the foregoing, Excluded Liabilities shall include:

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(a)except for the Assumed Liabilities, any Liabilities relating to the Business or the Transferred Assets incurred or occurring at or prior to the Closing, whether currently in existence or arising hereafter;
(b)except for the Assumed Liabilities relating to the Business or the Transferred Assets, any Liabilities of Seller or any businesses or assets of any Affiliate of Seller;
(c)any Liability relating to or arising out of any Excluded Asset;
(d)other than Liabilities under any Assumed Contracts expressly assumed pursuant to Section 2.3(b) or Liabilities under any Assumed Employee Plan expressly assumed pursuant to Section 2.3(c), any Liabilities related to, based upon, or in connection with any current or former officers, employees, directors, consultants, or independent contractors of Seller or any Affiliate of Seller, including: (i) Liabilities with respect to any such Person’s unpaid wages, cash or equity incentive compensation, paid time off, payroll, unpaid commissions, bonuses, sick leave or vacation, bereavement time, floating holidays or other similar paid time off, severance, retention, expense reimbursements, unemployment insurance benefits and related penalties, premiums, and interest arising from any actual or alleged labor and employment claims or wage and hour violations (such as the nonpayment or untimely payment of any accrued wages or compensation), and Taxes, including the Hired Employee Obligations; (ii) Change of Control Payments; and (iii) Liabilities arising under the WARN Act, ERISA, Employee Plans or applicable Law;
(e)other than Liabilities under any Assumed Employee Plan expressly assumed pursuant to Section 2.3(c), any Liability relating to, based upon, arising under or in connection with any Employee Plan;
(f)any Environmental Liabilities;
(g)any Liabilities in respect of any pending or threatened Proceeding arising out of, relating to or otherwise in respect of the operation of the Business or the Transferred Assets to the extent such Proceeding relates to such operation at or prior to the Closing;
(h)any Liabilities arising out of, in connection with or relating to any violations by Seller or any of its Affiliates of, or the failure by Seller or any of its Affiliates to comply with, any Law;
(i)any Indebtedness of Seller and/or the Business;
(j)except to the extent arising under a Real Property Lease after the Closing, any Liability with respect to real property, whether owned, leased or otherwise;
(k)any Liability for: (i) Taxes of Seller or any Affiliate of Seller, including any franchise taxes related to this Agreement or the transactions contemplated hereby; (ii) Taxes with respect to the Business or the Transferred Assets attributable to any period prior to, or ending on, the Closing; or (iii) 50% of any Transfer Taxes;
(l)except to the extent arising under an Assumed Contract after the Closing, any Liability, whether currently in existence or arising hereafter, owed by Seller to any of its Affiliates;
(m)the obligation to pay additional premiums as a result of underpayment of premiums for insurance policies included in the Transferred Assets, to the extent attributable to any time period ending on or prior to the Closing Date;

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(n)any Transaction Expenses;
(o)any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations); and
(p)any Liability in respect of any matter set forth on Section 2.4(p) of the Disclosure Schedule.
Section 2.5. Assignment of Contracts and Rights.
(a)Nothing in this Agreement shall be construed as an attempt to assign, and Buyer shall not assume any Liabilities with respect to, any Contract or Permit constituting a Transferred Asset, or any other Transferred Asset, that by Law is nonassignable, or that by its terms is nonassignable without the Consent of the other party or parties thereto to the extent such party or parties assert in writing that such assignment is a breach of such Contract or Permit, or as to which all the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. With respect to any Contract, Permit or other Transferred Asset of the type described in the preceding sentence, and any claim, right or benefit arising thereunder or resulting therefrom, promptly after the date hereof, to the extent required by the terms of the Contract, Permit or other Transferred Asset, Seller shall use reasonable best efforts to obtain the written Consent of the other parties to any such Contract, Permit or other Transferred Asset for the assignment thereof to Buyer in form and substance reasonably satisfactory to Buyer; provided, however, that such efforts shall not require Seller or any of its Affiliates to incur any expenses or Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Assumed Liability to obtain any such consent.
(b)If such Consent is not obtained with respect to any such Contract, Permit or other Transferred Asset prior to the Closing, in addition to any other remedy available to Buyer at law or in equity, at Seller’s expense, Seller shall, from and after the Closing, use reasonable best efforts to take all actions and do or cause to be done all such things as shall in the good faith judgment of Buyer or its counsel be reasonably necessary or proper: (i) to ensure that the claims, rights and benefits with respect to such Contract, Permit or other Transferred Asset are preserved for Buyer or for the benefit of Buyer (including by entering into a subcontracting or subleasing arrangement with Buyer, if permitted); and (ii) to facilitate receipt of, and promptly pay to, Buyer all monies received by Seller under any such Contract, Permit or other Transferred Asset or any claim, right or benefit arising thereunder not transferred to Buyer pursuant to this Section 2.5.
Section 2.6. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Stradling Yocca Carlson & Rauth, P.C., 90 New Montgomery Street, Suite 1015, San Francisco, CA 94105, at 10:00 a.m., Pacific Time, on the third (3rd) Business Days following the satisfaction or, to the extent permitted hereby, waiver of the conditions set forth in Article 7 of this Agreement (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs is referenced herein as the “Closing Date”. At the Closing, documents and signature pages may be exchanged remotely via facsimile or other electronic exchange (with originals to be delivered to the other party as soon as reasonably practicable after the Closing and requested by such other party).
Section 2.7. Closing Deliveries. At the Closing:

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(a)Seller shall deliver, or cause to be delivered, to Buyer or any other Person designated by Buyer (unless the delivery is waived in writing by Buyer), the following documents, in each case duly executed or otherwise in proper form, and the other items listed below:
(i)Bill of Sale. A bill of sale in substantially the form attached hereto as Exhibit B (the “Bill of Sale”), duly executed by Seller;
(ii)Assignment and Assumption Agreement. An assignment and assumption agreement in substantially the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), duly executed by Seller;
(iii)Officer’s Certificate. A certificate signed by an officer of Seller, dated the Closing Date, certifying: (x) Seller’s organizational and governing documents; (y) resolutions of the Seller Board approving this Agreement, the Ancillary Agreements to which Seller is a party and the transactions contemplated hereby and thereby; and (z) resolutions of the equity holders of Seller approving this Agreement and the transactions contemplated hereby;
(iv)Payoff Letters. Payoff letters, in form and substance satisfactory to Buyer, evidencing the discharge or payment in full of the Indebtedness of the Business identified in Section 3.4(d) of the Disclosure Schedule (the “Payoff Letters”), in each case duly executed by each holder of such Indebtedness, with an agreement to provide termination statements on Form UCC-3, or other appropriate releases following any payoff thereof, which when filed will release and satisfy any and all Liens relating to such Indebtedness, together with proper authority to file such termination statements or other releases at and following the Closing;
(v)Good Standing Certificate. A good standing certificate with respect to Seller issued by the Secretary of State of the State of California, dated as of a date not more than three (3) Business Days prior to the Closing Date;
(vi)Employment Offer Letters. Employment offer letters with each of the individuals listed on Section 2.7(a)(vi) of the Disclosure Schedule, in the form provided by Buyer, duly executed by the applicable individual party thereto (the “Employment Offer Letters”);
(vii)Restrictive Covenant Agreements. Restrictive covenant agreements, in the form attached hereto as Exhibit D, with each of the individuals listed on Section 2.7(a)(vii) of the Disclosure Schedule, duly executed by the applicable individual party thereto;
(viii) FIRPTA Certificate. An affidavit prepared in accordance with Treasury Regulations Section 1.1445-2 and dated as of the Closing Date that Seller is not a foreign person, provided, however, that that if Buyer does not receive a properly executed affidavit, as described above, from Seller then Buyer shall be permitted to withhold from any payments to be made pursuant to this Agreement to Seller any required withholding Tax under Section 1445 of the Code as determined by Buyer, and any such amounts withheld shall be treated for all purposes of this Agreement as having been paid to Seller;
(ix)Escrow Agreement. The Escrow Agreement, duly executed by Seller and the Escrow Agent;

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(x)Affiliate Agreements. Evidence, in form and substance satisfactory to Buyer, of the termination of each Affiliate Agreement, except for the Continuing Affiliate Agreements, without Liability of Buyer and its Affiliates arising thereunder from and after the Closing;
(xi)IP Assignment Agreement. An intellectual property assignment agreement in substantially the form attached hereto as Exhibit E (the “IP Assignment Agreement”), duly executed by Seller;
(xii)Evidence of Certain Payments. Evidence, in form and substance satisfactory to Buyer, of the payment in full of (A) all Change of Control Payments; (B) all Hired Employee Obligations; (C) all premiums, contributions, and other Liabilities with respect to the Employee Plans; and (D) all payroll Taxes related to the conduct of the Business by Seller and/or any of its Affiliates, including the ownership or use of the Transferred Assets, in each case of clauses (A) through (D) to the extent due or payable at the Closing; and
(xiii)Software License Agreement. A software license agreement in substantially the form attached hereto as Exhibit F (the “Software License Agreement”), duly executed by Seller;
(b)Buyer shall pay, or cause to be paid, the amount set forth in Section 2.8(b)(i) and shall deliver, or cause to be delivered, to Seller or any other Person designated by Seller (unless the delivery is waived in writing by Seller), the following documents, in each case duly executed or otherwise in proper form, and the other items listed below:
(i) Assignment and Assumption Agreement. The Assignment and Assumption Agreement, duly executed by Buyer;
(ii) Good Standing Certificate. A good standing certificate with respect to Buyer issued by the Secretary of State of the State of South Carolina, dated as of a date no more than three (3) Business Days prior to the Closing Date;
(iii) Escrow Agreement. The Escrow Agreement, duly executed by Buyer;
(iv) IP Assignment Agreement. The IP Assignment Agreement, duly executed by Buyer.
(v) Software License Agreement. The Software License Agreement, duly executed by Buyer.
Section 2.8. Purchase Price.
(a)The aggregate consideration for the Transferred Assets and the noncompetition obligations set forth in Section 6.5 shall consist of: (i) an amount in cash equal to the Cash Consideration, subject to adjustment pursuant to Section 2.9 below and payable in accordance with Section 2.8(b) below; (ii) the assumption from Seller of the Assumed Liabilities; and (iii) an amount in cash equal to the Earn-Out Payments, if any (collectively, the “Purchase Price”).
(b)At the Closing:
(i) Buyer shall pay, or cause to be paid, the Estimated Cash Consideration, minus the sum of (A) the Escrow Amount and (B) the amount of any funds required to be paid pursuant to the

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Payoff Letters (the “Payoff Amounts”), to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller in the Estimated Closing Statement;
(ii)Buyer shall pay, or cause to be paid, the Escrow Amount to the Escrow Agent, by wire transfer of immediately available funds to the Escrow Account designated by the Escrow Agent pursuant to the Escrow Agreement;
(iii)Buyer shall pay, or cause to be paid, the Payoff Amounts to the payees specified in the Payoff Letters, by wire transfer of immediately available funds to the account or accounts designated by such payees therein; and
(iv)Buyer shall assume the Assumed Liabilities.
(c)Buyer shall be permitted to deduct and withhold or cause to be deducted and withheld from any amounts payable pursuant to this Agreement all amounts required to be deducted and withheld under applicable Law. Any amounts so deducted and withheld and timely paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to Seller. Prior to making any deduction or withholding from any consideration otherwise payable pursuant to this Agreement, Buyer shall provide three (3) days’ prior written notice to Seller of the amounts subject to deduction or withholding and provide Seller a reasonable opportunity within such three (3) days to provide forms or other evidence that would exempt or reduce such amounts from such deduction or withholding under applicable Law. Buyer agrees to accept properly completed and duly executed documentation that will permit any consideration otherwise payable pursuant to this Agreement to be made without or at a reduced rate of withholding under applicable Law.
(d)Guaranty. Guarantor hereby irrevocably guarantees to Seller the full and timely payment of the Estimated Cash Consideration, any Cash Consideration Shortfall, and the aggregate amount of each Earn-Out Payment (if and to the extent in excess of any unrestricted, unpledged and freely available cash of Buyer as of the date upon which such Earn-Out Payment is due and payable) if and when required to be paid by Buyer in accordance with the provisions of this Agreement (the “Parent Guaranteed Obligations”). The guaranty contemplated by this Section 2.8(d) is a full and unconditional guaranty of performance and payment, not collection. Guarantor understands that Seller and Buyer are each relying on this guaranty in entering into the Agreement. Without in any way limiting the prior sentence, the parties hereby acknowledge and agree that the guaranty contemplated by this Section 2.8(d) is a primary and not a secondary obligation, and upon breach by Buyer of its obligation to pay the Estimated Cash Consideration, any Cash Consideration Shortfall or the aggregate amount of any Earn-Out Payment (if and to the extent in excess of any unrestricted, unpledged and freely available cash of Buyer as of the date upon which such Earn-Out Payment is due and payable) if and when required to be paid by Buyer in accordance with the provisions of this Agreement, Seller may seek payment and performance of the Parent Guaranteed Obligations from Guarantor without first seeking satisfaction of any or all of the Parent Guaranteed Obligations from Buyer.
Section 2.9. Cash Consideration Adjustment.
(a)Estimated Cash Consideration Adjustment. At least five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”), reasonably acceptable to Buyer, setting forth a good faith calculation, together with reasonably detailed supporting documentation, of: (i) the estimated Closing Net Assets (the “Estimated Closing Net Assets”) and the components thereof, (ii) the Estimated Net Assets Increase or the Estimated Net Assets Decrease, as the case may be, (iii) the estimated TTM EBITDA as of June 30, 2016 and the resulting amount of the estimated Base

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Consideration, and (iv) the resulting amount of the Cash Consideration (the “Estimated Cash Consideration”). The Estimated Closing Statement and the calculations thereunder shall be prepared and calculated by Seller in good faith.
(b)Closing Statement. Within thirty (30) days after the date on which Buyer receives the final audited financial statements for the Business and related final auditor’s report (if any) for the twelve (12) month period ending June 30, 2016, Buyer shall deliver, or cause its accountants to deliver, to Seller a statement (the “Closing Statement”) setting forth Buyer’s calculation, together with reasonably detailed supporting documentation, of: (i) the Closing Net Assets, (ii) the Net Assets Increase or the Net Assets Decrease, as the case may be, (iii) the TTM EBITDA as of June 30, 2016 and the resulting amount of the Base Consideration, and (iv) the resulting amount of the Cash Consideration. The Closing Statement and the calculations thereunder shall be prepared and calculated by Buyer in good faith. Notwithstanding anything to the contrary set forth herein, Buyer shall have the right to revise the Closing Statement and Buyer’s calculation of the Closing Net Assets, the Net Assets Increase or the Net Assets Decrease, as the case may be, the TTM EBITDA as of June 30, 2016, the amount of the Base Consideration, and the resulting amount of the Cash Consideration in all respects based on willful misconduct or intentional misrepresentation discovered by Buyer at any time prior to the determination of the Final Cash Consideration in accordance with this Section 2.9.
(c)Disputes.
(i) If Seller objects to Buyer’s calculation of the Closing Net Assets, the Net Assets Increase or the Net Assets Decrease, as the case may be, the TTM EBITDA as of June 30, 2016, the amount of the Base Consideration, or the resulting amount of the Cash Consideration, in each case as set forth in the Closing Statement, then, within thirty (30) days after the delivery to Seller of the Closing Statement (the “Response Period”), Seller shall deliver to Buyer a written notice (an “Objection Notice”) describing in reasonable detail Seller’s objections to Buyer’s calculation of the amounts set forth in such Closing Statement and containing a statement setting forth the calculation of the Closing Net Assets, the Net Assets Increase or Net Assets Decrease, as the case may be, the TTM EBITDA as of June 30, 2016, the amount of the Base Consideration, and the resulting amount of the Cash Consideration, in each case determined by Seller to be correct. If Seller does not deliver an Objection Notice to Buyer during the Response Period, then Buyer’s calculation of the amounts set forth in the Closing Statement shall be binding and conclusive on the parties hereto.
(ii) If Seller delivers an Objection Notice, and if Seller and Buyer are unable to agree upon the calculation of the amounts set forth in the Closing Statement within twenty (20) Business Days after such Objection Notice is delivered to Buyer, the dispute shall be finally settled by the Accounting Firm. Within ten (10) days after the Accounting Firm is appointed, Buyer shall forward a copy of the Closing Statement to the Accounting Firm, and Seller shall forward a copy of the Objection Notice to the Accounting Firm, together with, in each case, all relevant supporting documentation. The Accounting Firm’s role shall be limited to resolving such objections and determining the correct calculations to be used on only the disputed portions of the Closing Statement, and the Accounting Firm shall not make any other determination, including any determination as to whether any other items on the Closing Statement are correct or whether the Target Net Assets is correct. The Accounting Firm shall not assign a value to any item greater than the greatest value for such item claimed by Seller or Buyer or less than the smallest value for such item claimed by Seller or Buyer and shall be limited to the selection of either Seller’s or Buyer’s position on a disputed item (or a position in between the positions of Seller or Buyer) based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. In resolving such objections, the Accounting Firm shall apply the provisions of this Agreement concerning determination of the amounts

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set forth in the Closing Statement. The Accounting Firm shall deliver to Seller and Buyer a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Seller and Buyer) of the disputed items submitted to the Accounting Firm within thirty (30) calendar days of receipt of such disputed items. The determination by the Accounting Firm of the disputed amounts and the Cash Consideration shall be conclusive and binding on the parties hereto, absent manifest error or fraud or willful misconduct as determined by a non-appealable and binding decision by a court of law having jurisdiction over the parties. The losing party (as defined below) in any such proceeding shall pay all costs and fees (including reasonable attorneys’ fees and expenses of the prevailing party) related to such determination by the Accounting Firm, including the costs relating to any negotiations with the Accounting Firm with respect to the terms and conditions of such Accounting Firm’s engagement and the costs for the Accounting Firm’s services. For purposes of this Section 2.9(c), as between Seller and Buyer, the “losing party” in any such determination shall mean the party whose calculation of the Cash Consideration (as set forth in the Closing Statement, in the case of Buyer, or in an Objection Notice, in the case of Seller), is farthest from the calculation of the Cash Consideration as determined by the Accounting Firm. The parties agree that the procedure set forth in this Section 2.9 for resolving disputes with respect to the Cash Consideration shall be the sole and exclusive remedy for resolving such disputes; provided, however, that the parties agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The Cash Consideration, as finally determined pursuant to this Section 2.9(c), shall be referred to herein as the “Final Cash Consideration”.
(d)Payment of Cash Consideration Adjustment.
(i)If the Final Cash Consideration exceeds the Estimated Cash Consideration (such excess, a “Cash Consideration Shortfall”), then Buyer shall pay, or cause to be paid, to Seller an amount in cash equal to the amount of such Cash Consideration Shortfall.
(ii)If the Estimated Cash Consideration exceeds the Final Cash Consideration (such excess, a “Cash Consideration Excess”), then Seller shall pay to Buyer an amount in cash equal to the amount of such Cash Consideration Excess.
(e)Timing of Payments. Any payment required to be made pursuant to Section 2.9(d) shall be made within five (5) Business Days of the determination of the Final Cash Consideration pursuant to the provisions of this Section 2.9 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by Seller or Buyer, as applicable, at least two (2) Business Days prior to such payment date.
(f)Tax Treatment. Each of Seller and Buyer shall treat any payments that Buyer and Seller receive pursuant to this Section 2.9 as an adjustment to the Purchase Price for Tax purposes.
Section 2.10. Escrow Arrangements.
(a)At the Closing, Seller and Buyer shall enter into an Escrow Agreement with the Escrow Agent in substantially the form attached hereto as Exhibit G (the “Escrow Agreement”), pursuant to which, among other things, Buyer shall deposit an amount in cash equal to the Escrow Amount in the Escrow Account in order to provide Buyer with a source of funds for satisfaction of any amounts owing from Seller to any Indemnitee resulting from Damages required to be indemnified by Seller under Article 8 of this Agreement.

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(b)Distributions from the Escrow Account to Seller or Buyer, as applicable, shall be made as provided in this Agreement and the Escrow Agreement.
Section 2.11. Earn-Out.
(a)Earn-Out Payments. As additional consideration for the Transferred Assets, at such times as provided in Section 2.11(e), Buyer shall pay, or cause to be paid, to Seller with respect to each Earn-Out Period an amount, if any, in cash (each, an “Earn-Out Payment”), calculated in accordance with the provisions set forth on Section 2.11(a) of the Disclosure Schedule.
(b)Earn-Out Calculation.
(i)As promptly as practicable, but in any event no later than one hundred twenty (120) days after the end of each Earn-Out Period, Buyer shall prepare and deliver, or cause its accountants to deliver, to Seller an earn-out calculation setting forth, in reasonable detail, a calculation of TTM EBITDA as of the last day of the applicable Earn-Out Period and the amount of the Earn-Out Payment. Each earn-out calculation shall be based upon the unaudited financial statements of the Business for the applicable Earn-Out Period.
(ii)An earn-out calculation shall become final and binding upon the parties hereto on the day that is thirty (30) days following delivery thereof to Seller, unless Seller shall have given written notice of disagreement (an “Earn-Out Dispute Notice”) to Buyer prior to such date. The Earn-Out Dispute Notice shall specify in reasonable detail the nature of any disagreement so asserted in respect of the applicable earn-out calculation and shall contain a statement setting forth the calculation of TTM EBITDA as of the last day of the applicable Earn-Out Period and the applicable Earn-Out Payment determined by Seller to be correct.
(c)Inspection of Books and Records. During the thirty (30) day period following delivery of an earn-out calculation to Seller, Buyer shall provide Seller and its accountants and other representatives, upon reasonable notice at a mutually agreed upon time during normal business hours, reasonable access to the books, records and personnel of the Business that were utilized in the preparation of such earn-out calculation to verify the amounts included in such earn-out calculation.
(d)Dispute Resolution. During the twenty (20) Business Day period following the delivery of an Earn-Out Dispute Notice, Seller and Buyer shall seek in good faith to resolve any differences which they may have with respect to the matters asserted in such Earn-Out Dispute Notice. If, at the end of such twenty (20) Business Day period, Buyer and Seller have not so resolved such differences, Seller and Buyer shall submit the dispute for resolution to the Accounting Firm for review and resolution of any and all matters which remain in dispute and which were properly included in the Earn-Out Dispute Notice. The Accounting Firm shall be engaged by Seller and Buyer within ten (10) days following the expiration of such twenty (20) day period. Promptly, but not later than thirty (30) days after acceptance of this appointment, the Accounting Firm shall determine those items in dispute and will render its report as to its resolution of such terms and resulting calculation of TTM EBITDA as of the last day of the relevant Earn-Out Period and the corresponding Earn-Out Payment. In determining each disputed item, the Accounting Firm may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party. Each of Seller, on the one hand, and Buyer, on the other hand, shall cooperate with the Accounting Firm in making its determination and such determination shall be conclusive and binding upon the parties, absent manifest error or fraud or willful misconduct as determined by a non-appealable and binding decision by a court of law having jurisdiction over the parties. The losing party (as defined below) in any such proceeding shall pay all costs and fees (including reasonable

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attorneys’ fees and expenses of the prevailing party) related to such determination by the Accounting Firm, including the costs relating to any negotiations with the Accounting Firm with respect to the terms and conditions of such Accounting Firm’s engagement and the costs for the Accounting Firm’s services. For purposes of this Section 2.11(d), as between Seller and Buyer, the “losing party” in any such determination shall mean the party whose computation of TTM EBITDA as of the last day of the applicable Earn-Out Period (as set forth in the earn-out calculation, in the case of Buyer, or in the Earn-Out Dispute Notice, in the case of Seller), is farthest from the computation of TTM EBITDA as of the last day of the applicable Earn-Out Period, as determined by the Accounting Firm. Any Earn-Out Payment, as finally determined pursuant to this Section 2.11 (whether by agreement of Buyer and Seller, failure of Seller to deliver a timely Earn-Out Dispute Notice or by decision of the Accounting Firm or a combination thereof), shall be referred to herein as a “Final Earn-Out Payment”.
(e)Timing of Payment. Within five (5) Business Days after the final determination of any Final Earn-Out Payment in accordance with this Section 2.11, Buyer shall pay, or cause to be paid, to Seller an amount equal to such Final Earn-Out Payment, by wire transfer of immediately available funds to such account or accounts as may be designated in writing by Seller at least two (2) Business Days prior to such payment date.
(f)Earn-Out Terms. The amounts, targets, and periods specified in this Section 2.11 and on Section 2.11(a) of the Disclosure Schedule with respect to the Earn-Out Payments have been negotiated by the parties hereto and, as a result, the achievement of the applicable targets in the specified periods is material to this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, payment of the Earn-Out Payments (if any) shall not be conditioned upon any Class A Shareholder’s employment or continued employment with Buyer or any Affiliate of Buyer after the Closing.
(g)Sale of Buyer or the Business. From the Closing through the end of the 2020 Eam-Out Period, Buyer covenants and agrees that in the event of: (i) any acquisition of the Business during such period by a third party, whether by way of an acquisition of all or substantially all of the capital stock of Buyer (by merger, consolidation, stock sale or otherwise) or all or substantially all of the assets used in the Business, Buyer shall cause a creditworthy entity to assume Guarantor’s obligations under Section 2.8(d) of this Agreement; and (ii) any acquisition of the Business during such period by a third party by way of an acquisition of all or substantially all of the assets used in the Business, Buyer shall cause the third party acquiring all or substantially all of the assets used in the Business to assume the obligations of Buyer under this Section 2.11 (and the third party assuming such obligations shall enter into an agreement with Seller, in a form reasonably acceptable to Seller, agreeing to be bound by the applicable provisions of Section 2.11 of this Agreement, to ensure that Seller’s rights to receive the Earn-Out Payments are not adversely affected by such acquisition).
(h)No Covenants. Seller acknowledges, understands and agrees that, after the Closing: (i) the Business will be operated in a manner consistent with Exhibit H hereto (the “Operating Model”); and (ii) except as specifically set forth on the Operating Model, none of Buyer, any of its Affiliates or any of their respective Representatives shall have any other obligation to operate the Business in any particular manner so as to meet the requirements for the Earn-Out Payments as set forth herein.
(i)Right of Setoff. In addition to any rights of setoff or other similar rights that Buyer may have at common law or otherwise, Buyer shall have the right to withhold and deduct from any Earn-Out Payment that is owed to Seller under this Section 2.11: (i) the amount of any Cash

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Consideration Shortfall owed to Buyer pursuant to Section 2.9(d); and (ii) any amounts payable by Seller to any Indemnitee under Article 8 of this Agreement.
(j)No Security. The parties hereto understand and agree that: (i) the contingent right to receive the Earn-Out Payments, if any, shall not be represented by any form of certificate or other instrument, is not transferable, and does not constitute an equity or ownership interest in Buyer; (ii) Seller shall not have any rights as a securityholder of Buyer as a result of Seller’s contingent right to receive the Earn-Out Payments, if any, hereunder; and (iii) no interest is payable with respect to the Earn-Out Payments, if any.
(k)Tax Treatment. The parties hereto shall treat any Final Earn-Out Payment that Seller receives pursuant to this Section 2.11 as an adjustment to the Purchase Price for Tax purposes.
Section 2.12. Purchase Price Allocation.
(a)The parties hereto shall allocate the Base Consideration (plus the portion of the Assumed Liabilities and other relevant items which are treated as purchase price for federal income tax purposes) and the Earn-Out Payments, if any, payable pursuant to Section 2.11 among the assets transferred by Seller pursuant to this Agreement in accordance with the applicable provisions of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Price Allocation”).
(b)Within one hundred fifty (150) days after the Closing (the “Price Allocation Preparation Period”), Buyer shall provide Seller with a statement (“Price Allocation Statement”) containing Buyer’s proposed Price Allocation; provided, however, that in the event that Seller fails to: (i) prepare and deliver to Buyer a balance sheet of the Business as of the Closing prepared in accordance with GAAP (the “Closing Balance Sheet”); (ii) adequately provide data and answer questions in assistance with the preparation by Buyer of an opening balance sheet of the Business as of immediately after the Closing in accordance with GAAP (the “Opening Balance Sheet”); or (iii) complete and deliver all requests from Buyer’s audit firm and other service providers to enable Buyer to complete an audit of the Opening Balance Sheet, in each case of clauses (i), (ii) and (iii) within sixty (60) days after the Closing, then the Price Allocation Preparation Period shall automatically be extended one (1) day for each day after the date that is sixty (60) days after the Closing that Seller fails to deliver the Closing Balance Sheet, provide such data, answer such questions or complete or deliver such requests. If Seller does not notify Buyer of an objection to Buyer’s proposed Price Allocation within twenty (20) days after delivery thereof, Buyer’s proposed Price Allocation shall be deemed the “Final Price Allocation”. If within twenty (20) days after the delivery of the Price Allocation Statement, Seller notifies Buyer in writing that Seller objects to Buyer’s proposed Price Allocation contained in the Price Allocation Statement, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within twenty (20) days of Seller’s written notification, and the Price Allocation agreed to by Buyer and Seller shall be deemed the Final Price Allocation. In the event that Buyer and Seller are unable to resolve such dispute within that twenty (20) day period, the dispute shall be referred for final determination to the Accounting Firm or, if such firm is not available, such other accounting firm selected by the mutual agreement of Buyer and Seller. The fees and disbursements of such third party shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. The Final Price Allocation shall be adjusted, as appropriate, to reflect any payments made pursuant to this Agreement after the Closing Date. Each of Buyer and Seller shall timely file an IRS Form 8594 reflecting the Price Allocation for the taxable year that includes the Closing Date and make any timely filing required by applicable state or local Laws. Unless required by applicable Law, neither Buyer nor Seller shall take any position or permit any of its Affiliates to take any position inconsistent with the Final Price Allocation in the preparation of financial statements, the filing of any Tax Returns or in the course of any audit by any Taxing Authority, Tax review or Tax proceeding relating to any

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Tax Returns. Any Cash Consideration Shortfall or Cash Consideration Excess determined pursuant to Section 2.9 shall be allocated in a manner consistent with the principles set forth on the Final Price Allocation.
(c)Buyer specifically intends that a portion of the Purchase Price be allocated to the non-competition provisions set forth in Section 6.5.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the disclosure schedule delivered by Seller to Buyer simultaneously with the execution and delivery of this Agreement (the “Disclosure Schedule”), Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:
Section 3.1. Organization and Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California and has the requisite corporate power and authority to own, operate or lease all of the properties and assets that it purports to own, operate or lease and to carry on the Business as it is now being conducted. Seller is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of the Business or the character or location of the Transferred Assets makes such licensing or qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. Section 3.1 of the Disclosure Schedule accurately sets forth each jurisdiction where Seller is qualified, licensed or admitted to do business.
Section 3.2. Authority.
(a)Seller has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other or further action or proceeding on the part of Seller (or its equity holders) is necessary to authorize the execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements to which Seller is a party have been duly executed and delivered by Seller and, assuming the due and valid authorization, execution and delivery of this Agreement and such Ancillary Agreements by each other party thereto, constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with their terms, except that such enforceability: (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (ii) is subject to general principles of equity.
(b)The Seller Board has, by unanimous written consent, adopted resolutions approving this Agreement, the Ancillary Agreements to which Seller is a party and all of the transactions contemplated hereby and thereby, which resolutions are in full force and effect and have not been subsequently amended, altered, rescinded, revoked or modified in any respect.
Section 3.3. Consents and Approvals; No Violations.

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(a)Except for (i) any filings required to be made pursuant to the HSR Act and any other Antitrust Laws and (ii) the Consents, filings, declarations, registrations and notices set forth in Section 3.3(a) of the Disclosure Schedule (the “Required Consents”), no Consent of, or filing, declaration or registration with, or notice to any Governmental Entity or any other Person, which has not been received or made, is required to be obtained or made by Seller for the execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party or the consummation by Seller of the transactions contemplated hereby or thereby.
(b)Except as set forth on Section 3.3(a) of the Disclosure Schedule, the execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of Seller’s organizational or governing documents; or (ii) assuming that the Required Consents have been received or made, as the case may be, prior to the Closing: (x) conflict with or result in a violation or breach of any Law applicable to Seller, the Business or any of the Transferred Assets; (y) conflict with, result in a violation or breach of, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination, modification or cancellation of or a right of termination, modification or cancellation under, or accelerate the performance required under, any Material Contract or Permit to which Seller is a party, by which Seller or the Business is bound, or to which any of the Transferred Assets is subject; or (z) result in the creation of any Lien (other than a Permitted Lien) upon any of the Transferred Assets.
Section 3.4. Financial Information.
(a)Delivery of Financial Statements. Seller has delivered to Buyer true, correct and complete copies of the following financial statements, including any related notes and schedules thereto (collectively, the “Financial Statements”): (i) the audited balance sheet of the Business as of December 31, 2015, December 31, 2014 and December 31, 2013, and the related audited statements of operations and cash flows for the years then ended; and (ii) the unaudited balance sheet of the Business as of June 30, 2016 (the “Interim Balance Sheet”), and the related unaudited statements of operations and cash flows, in each case, for the six(6) months ended June 30, 2016.
(b)Fair Presentation. The Financial Statements have been based upon the information contained in Seller’s Books and Records, and have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except with respect to the unaudited financial statements for normal year-end adjustments and the lack of footnotes thereto, none of which are material). Each of the balance sheets included in the Financial Statements is true, correct and complete in all material respects and fairly presents in all material respects the financial position of the Business as of the respective dates thereof, and each of the statements of operations and cash flows or equivalent statements contained in the Financial Statements (including any related notes and schedules thereto) is true, correct and complete in all material respects and fairly presents in all material respects the results of operations of the Business for the periods specified in such statement, in each case in accordance with GAAP. The Financial Statements and the Evaluation Material fairly present in all material respects the profitability of the Business, with accurate margins and utilizing appropriate costs and reserve methodologies. The financial results of the Business for fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013 set forth in the Financial Statements are in accordance with the Evaluation Material, and there have been no significant changes to: (i) any terms or conditions of Seller’s business relationships with any of the customers and suppliers (including sales partners and supplier partners) of the Business; (ii) Seller’s business practices in connection with the Business; or (iii) Seller’s accounting methodologies, practices, estimation techniques, assumptions,

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principles, policies or procedures in connection with the Business, in each case to achieve such financial results. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.
(c)Financial Statement Preparation. The Business possesses, and will have access, following the Closing, to the information necessary to prepare balance sheets and statements of operations and cash flows (including footnotes and other disclosures related thereto) for the Business that conform to the requirements of GAAP.
(d)Indebtedness. Section 3.4(d) of the Disclosure Schedule sets forth a complete and correct list of all Indebtedness of the Business as of the date of this Agreement, identifying the creditor (including name and address), the type of instrument under which such Indebtedness is owed and the amount of such Indebtedness as of the open of business on the date of this Agreement. No Indebtedness of the Business contains any restriction upon the prepayment of any such Indebtedness. With respect to each item of Indebtedness of the Business, Seller is not in default and no payments are past due. Seller has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness of the Business that has not been fully remedied and withdrawn. The consummation of the transactions contemplated by this Agreement will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness of the Business.
Section 3.5. Absence of Undisclosed Liabilities. Seller does not have any Liabilities with respect to the Business or the Transferred Assets required to be set forth on a balance sheet of the Business prepared in accordance with GAAP, except for: (a) Liabilities adequately reflected or reserved against in the Interim Balance Sheet; (b) Current Liabilities that have been incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet and that are included in the calculation of Net Assets; (c) Liabilities under this Agreement and the Ancillary Agreements; (d) contingent Liabilities that are not required by GAAP to be reflected on the face of, or described in notes to, a balance sheet of the Business; and (e) Excluded Liabilities, including Transaction Expenses.
Section 3.6. Assets.
(a)Sufficiency of Assets. Disregarding the effect of Section 2.5 of this Agreement, the Transferred Assets: (i) constitute all of the rights, properties and assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business as currently conducted and as the Business has been operated since January 1, 2016; and (ii) include all of the operating assets of the Business and of Seller with respect to the Business.
(b)Title to Assets. Seller has good, valid and marketable title to, or a valid leasehold interest in, all of the Transferred Assets, free and clear of all Liens (other than Permitted Liens).
(c)Condition of Assets. All of the tangible Transferred Assets are in good operating condition and repair, subject to normal wear and maintenance, are usable in the Ordinary Course of Business and conform to applicable Laws and all Permits issued to Seller by any Governmental Entity relating to their construction, use and operation. No Person other than Seller owns any equipment or other tangible or intangible assets or properties situated on the premises of the Business or necessary to operate the Business in a manner, and at levels of activity and productivity, consistent with the manner and levels at which such the Business has been conducted since January 1, 2016, except for items leased pursuant to Material Contracts.
Section 3.7. Commission Income; Other Accounts Receivable; Accounts Payable; Inventory.

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(a)The accounts receivable of Seller related to the Business consist solely of advance commissions, commissions receivable, lump sum payments, partner investment loans, and transfer advances, and (i) an accurate and complete breakdown of all such accounts receivable outstanding as of the date of this Agreement; and (ii) the agings of such accounts receivable from the date of invoice is set forth on Section 3.7(a) of the Disclosure Schedule. All such accounts receivable: (A) represent amounts receivable for products actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), in each case in the Ordinary Course of Business; (B) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; (C) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to any such accounts receivable arising after the date of the Interim Balance Sheet, on the accounting records of the Business, are collectible in full within ninety (90) days after the term date; and (D) do not represent obligations for goods sold on consignment. Since the date of the Interim Balance Sheet, Seller has collected all such accounts receivable in the Ordinary Course of Business and has not accelerated any such collections.
(b)All accounts payable of Seller with respect to the Business arose in the Ordinary Course of Business consistent with past practice, and no such accounts payable is past due or otherwise in default in its payment. Since the date of the Interim Balance Sheet, Seller has paid its accounts payable with respect to the Business in the Ordinary Course of Business, except for those accounts payable Seller is contesting in good faith.
(c)Seller does not hold, and has never held, any Inventory for resale purposes. Any other Inventory consists of a quality usable and saleable in the Ordinary Course of Business, except as otherwise reserved for on the Financial Statements. Seller does not resell any hardware or software to customers (including sales partners) of the Business.
(d)All commission income from the customers and suppliers (including the sales partners and supplier partners) of the Business is: (i) undisputed and not subject to claims of set-off or other defenses or counterclaims; and (ii) collectible in full in the Ordinary Course of Business. No such commission income due or paid is subject to clawback.
Section 3.8. Absence of Certain Changes or Events. Since: (a) the date of the Interim Balance Sheet, Seller has conducted the Business in the Ordinary Course of Business (including the collection of receivables, the payment of payables and the making of capital expenditures); (b) December 31, 2015, there have not occurred any events, series of events, occurrences, or conditions, and there has not been any lack of occurrences, facts, conditions, changes, developments, or effects, in each case that individually or in the aggregate, have had or would reasonably be expected to have or result in a Material Adverse Effect; and (c) the date of the Interim Balance Sheet, Seller has not taken or authorized any action which, if taken or authorized on or after the date of this Agreement, would require the consent of Buyer pursuant to Section 5.1.
Section 3.9. Litigation.
(a)There is no Proceeding pending or, to the Knowledge of Seller, threatened in writing against or by Seller: (i) relating to or affecting the Business, the Transferred Assets or the Assumed Liabilities; or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

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(b)There is: (i) no outstanding Order of or settlement agreement with or subject to, any Governmental Entity; and (ii) no unsatisfied judgment, penalty or award, in each case against, relating to or affecting the Business.
Section 3.10. Compliance with Laws. As of the date of this Agreement, Seller is in compliance in all material respects with all Laws applicable to the Business or the Transferred Assets, and no Proceeding has been filed or commenced and is continuing against Seller, and Seller has not received any notice or other communication (in writing or otherwise), in each case alleging that Seller is not in compliance with any such Law. No event has occurred since January 1, 2015 that would reasonably be expected to constitute or result in a material violation by Seller of, or a material failure on the part of Seller to comply with, any such Law.
Section 3.11. Compliance with Permits. (a) Seller holds all material Permits required for the lawful conduct of the Business as currently conducted or for the ownership or use of the Transferred Assets; (b) such Permits are valid, unimpaired and in full force and effect; (c) Seller is not in default under or in material violation of any such Permit; and (d) as of the date of this Agreement, no Proceeding that seeks the revocation, cancellation, suspension, limitation, termination or nonrenewal of any such Permit is pending before any Governmental Entity or, to the Knowledge of Seller, threatened. Seller has timely applied for any renewals of such Permits required by applicable Law or otherwise necessary for the continued use of the Transferred Assets or the operation of the Business.
Section 3.12. Taxes
(a)All Tax Returns required to be filed by Seller in respect of the Business or the Transferred Assets have been duly filed on a timely basis or within valid and appropriate extensions of time, and all such Tax Returns were when filed, and continue to be, correct and complete in all material respects. All Taxes (whether or not shown on any Tax Return) owed by Seller relating to the Business or the Transferred Assets have been timely paid. There are no Liens with respect to Taxes imposed on the Business or any of the Transferred Assets.
(b)Seller has complied in all material respects with all Laws applicable to the Business and the Transferred Assets relating to the payment and withholding of Taxes, and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all such Laws. Seller has not waived or requested to waive any statute of limitations in respect of Taxes associated with the Business or the Transferred Assets which waiver is currently in effect.
(c)There is no Proceeding pending or threatened in writing against Seller in respect of the Business or the Transferred Assets by any Taxing Authority, including for the assessment or collection of Taxes. No deficiencies for any Taxes have been proposed, asserted, threatened or assessed in writing against Seller in respect of the Business or the Transferred Assets by any Taxing Authority that have not been paid, resolved or settled, and Seller has not agreed to any requests for waivers of the time to assess or collect any such Taxes. No Taxing Authority with which Seller does not file a particular Tax Return or to which Seller does not pay Taxes, in each case in respect of the Business or the Transferred Assets, has claimed in writing that Seller is or may be subject to taxation by that Taxing Authority. No issue has been raised in writing by a Taxing Authority in any examination of Seller during the past five (5) years relating to the Business or the Transferred Assets which could reasonably be expected to result in a material proposed deficiency for any subsequent taxable period.
(d)Section 3.12(d) of the Disclosure Schedule lists: (i) all jurisdictions in which Seller pays Taxes and/or files Tax Returns, in each case in respect of the Business or the Transferred Assets; and

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(ii) all types of Tax Returns filed by or on behalf of Seller that relate in whole or in part to the Business or the Transferred Assets.
(e)Seller has collected all sales, use, value-added, and similar Taxes in respect of the Business or the Transferred Assets required to be collected, and has remitted, or will remit, on a timely basis such amounts to the appropriate Taxing Authority. Seller has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes in respect of the Business or the Transferred Assets on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold such Taxes.
(f)No property owned by Seller with respect to the Business or the Transferred Assets is or has been an interest (other than indebtedness within the meaning of Section 163 of the Code and the direct and indirect interests of Seller’s Affiliates in Seller) in an entity treated for U.S. federal income tax purposes as a corporation, partnership, trust, REMIC or a disregarded entity.
Section 3.13. Intellectual Property.
(a)    Registered Intellectual Property. Section 3.13(a) of the Disclosure Schedule accurately identifies: (i) each item of Registered Intellectual Property which is also Owned Intellectual Property; (ii) the jurisdiction in which each such item of Registered Intellectual Property has been registered or filed and the applicable registration or serial number; (iii) for each such item of Registered Intellectual Property that is a domain name, information about the Domain Name Registrar with which such domain name has been registered or filed; (iv) each action, filing, and payment that must be taken or made on or before the date that is one hundred twenty (120) days after the date of this Agreement in order to maintain each such item of Registered Intellectual Property in full force and effect; and (v) any other Person that has an ownership interest in any such item of Registered Intellectual Property and the nature of such ownership interest. Seller has delivered to Buyer complete and accurate copies of all applications, correspondence with any Governmental Entity and other material documents related to each such item of Registered Intellectual Property.
(b)    Registration of Owned Intellectual Property. Except as set forth on Section 3.13(b) of the Disclosure Schedule, all Owned Intellectual Property is Registered Intellectual Property.
(c)Inbound Licenses. Other than (A) non-exclusive licenses to readily commercially available third party software or software-as-a-service products not modified or distributed by, on behalf of or for the benefit of Seller that is licensed under a shrink-wrap, click- wrap or similar license agreement and where Seller paid less than $50,000 in fees for rights to use such software or products, (B) non-disclosure agreements granting only a limited right to use confidential information, and (C) standard licenses to use pre-existing Intellectual Property contained in employee, consultant or contractor agreements, Section 3.13(c) of the Disclosure Schedule accurately identifies: (i) each Contract pursuant to which any Intellectual Property is or has been licensed to Seller in connection with the Business (each, an “Inbound IP Contract”); and (ii) whether the licenses granted to Seller pursuant to such Inbound IP Contracts are exclusive or non-exclusive.
(d)Outbound Licenses. Section 3.13(d) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Owned Intellectual Property, other than (A) nondisclosure agreements granting such Person only a limited right to use confidential information of the Seller and (B) agreements with contractors granting a limited right to use Owned Intellectual Property in order to perform services for Seller (each, an “Outbound

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IP Contract”). Seller has delivered to Buyer a complete and accurate copy of each standard form of Outbound IP Contract, and Seller has not entered into any Outbound IP Contract that materially differs from such form. Seller has never been bound by or subject to any Contract containing any obligation on the part of Seller to deposit with any Person any copies of any source code that are part of Owned Intellectual Property. Seller is not bound by or subject to any Contract containing any covenant or other provision that in any way limits or restricts the ability of Seller to use, exploit, assert or enforce any Owned Intellectual Property anywhere in the world (other than nonexclusive licenses granted to Owned Intellectual Property).
(e)Royalty Obligations. Section 3.13(e) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions and other amounts payable by Seller to any other Person (other than sales commissions paid to Seller’s employees according to Seller’s standard commissions plan) upon or for the use of any Owned Intellectual Property.
(f)Standard Form IP Agreements. Seller has delivered to Buyer a complete and accurate copy of each standard form of: (i) agreement with any Business Employee containing any assignment or license of Owned Intellectual Property or any confidentiality provision; (ii) agreement with any Business Consultant containing any assignment or license of Owned Intellectual Property or any confidentiality provision related to Owned Intellectual Property; and (iii) confidentiality or nondisclosure agreement intended to protect the Owned Intellectual Property (each such form, a “Standard Form IP Agreement”). Section 3.13(f) of the Disclosure Schedule accurately identifies (x) each Contract that is based upon or a variation of a Standard Form IP Agreement if such Contract deviates in any material respect from the corresponding Standard Form IP Agreement and (y) each Contract between Seller, on the one hand, and any Business Employee or Business Consultant, on the other hand, in which any such Business Employee or Business Consultant expressly reserved or retained any rights in any Intellectual Property related to the Business.
(g)Ownership and Maintenance or Establishment of Ownership. Seller exclusively owns all right, title and interest to and in the Owned Intellectual Property and such ownership is free and clear of any Liens (excluding any licenses to Owned Intellectual Property granted by the Seller). All documents and instruments necessary to establish, perfect and maintain the rights of Seller in the Owned Intellectual Property have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Entity. Each Business Employee and each current or former employee of Seller or any Affiliate of Seller who is or was involved in the creation or development of any Owned Intellectual Property has signed a valid and enforceable agreement containing, to the extent permitted by applicable law, an irrevocable assignment of Intellectual Property pertaining to such Owned Intellectual Property to Seller and confidentiality provisions protecting the Owned Intellectual Property. Seller has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information and trade secrets that are also Owned Intellectual Property.
(h)Seller Source Code. Seller has never disclosed or distributed any Seller Source Code to anyone other than a Business Employee or Business Consultant who had a need to view such Seller Source Code in order to perform his or her employment or consulting duties for Seller and who was bound by obligations to maintain the confidentiality of such Seller Source Code and to treat such Seller Source Code in a manner that would not diminish or harm any of Seller’s rights in Seller Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license, or disclosure of any Seller Source Code to any Person who is not a Business Employee or Business Consultant with a need to view such Seller Source Code in order to perform his or her employment or consulting duties for Seller and would be bound by valid

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and enforceable obligations to keep such Seller Source Code confidential and take all other actions that would prevent the diminishment of any of Seller’s rights in Seller Source Code.
(i)Sufficiency of Intellectual Property. Owned Intellectual Property and Licensed Intellectual Property include all Intellectual Property necessary to operate the Business as currently conducted and as the Business has been conducted since January 1, 2016.
(j)Validity and Enforceability. All Owned Intellectual Property is valid, subsisting and enforceable. No trademark or trade name owned, used or applied for by Seller that is also Owned Intellectual Property conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person. For all trademarks that are also Owned Intellectual Property, Seller has taken reasonable steps to police the use of such trademarks necessary to maintain the validity and enforceability of such trademarks. No interference, opposition, reissue, reexamination or other Proceeding is or has been pending or, to Seller’s Knowledge, threatened, in which the ownership, scope, validity or enforceability of any Owned Intellectual Property is being, has been, or could reasonably be expected to be contested or challenged.
(k)Effects of Transaction. None of the execution, delivery or performance of this Agreement or any Ancillary Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Owned Intellectual Property; (ii) the release, disclosure or delivery of any Owned Intellectual Property by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Owned Intellectual Property.
(l)No Third Party Infringement of Owned Intellectual Property. To Seller’s Knowledge, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Owned Intellectual Property. Section 3.13(l) of the Disclosure Schedule accurately identifies (and Seller has delivered to Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent by or to Seller or any Representative of Seller regarding any actual, alleged or suspected infringement or misappropriation of any Owned Intellectual Property, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.
(m)No Infringement of Third Party IP Rights. The operation of the Business has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property of any Person. The operation of the Business as currently conducted and the use of Owned Intellectual Property and Licensed Intellectual Property in connection therewith do not conflict with, infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any Person. No infringement, misappropriation or similar claim or Proceeding is pending or, to Seller’s Knowledge, threatened against Seller in connection with the past or current conduct of the Business or the past or current ownership or use of the Transferred Assets or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by Seller with respect to such claim or Proceeding. Seller has never received any notice or other communication (in writing or, to the Knowledge of Seller, otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by Seller or any current or former employee or agent of Seller, in each case in connection with the past or current conduct of the Business or the past or current ownership or use of the Transferred Assets, of any Intellectual Property of any Person, including any letter or other communication suggesting or implying that Seller needs to obtain a license to any Intellectual Property of any Person in order for Seller to conduct its Business without infringing or violating such Intellectual Property. To Seller’s Knowledge, Seller’s exercise of rights or performance of obligations in any Inbound IP Contracts does not infringe or cause a third party

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to infringe the Intellectual Property of any Person. Seller is not bound by and has not been threatened or alleged to be bound by any Contract in connection with the past or current conduct of the Business or the past or current ownership or use of the Transferred Assets to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation or similar claim. Notwithstanding anything else, this Section 3.13(m) shall be the sole representation or warranty in this Agreement with respect to the infringement, misappropriation, or other violation of any third party Intellectual Property, and accordingly, no other provision shall be construed as such.
(n)Seller Software. To the Knowledge of Seller, the Seller Software is free of all viruses, worms and other material known contaminants and does not contain any bugs, errors or problems of a material nature that disrupt its operation or have an adverse impact on the operation of other software programs or operating systems. None of the Seller Software is licensed pursuant to an Open Source License or incorporates or is based on any computer software that is licensed pursuant to an Open Source License.
(o)Seller IT Systems. Seller owns or has a valid right to access and use all Seller IT Systems. The consummation of the transactions contemplated by this Agreement will not impair or interrupt in any material respect: (i) Buyer’s access to and use of, or its right to access and use, the Seller IT Systems or any third party databases or third party data used in connection with the Business as currently conducted; and (ii) to the extent applicable, access to and use of the Seller IT Systems by sales partners and other customers of the Business. Seller has taken steps in accordance with industry standards that are reasonably designed (1) to secure the Seller IT Systems from unauthorized access or use by any Person and (2) to ensure the continued, uninterrupted and error- free operation of the Seller IT Systems. There (x) have been no unauthorized intrusions or breaches of security with respect to any Seller IT System; (y) has not been any material malfunction of any Seller IT System that has materially interfered with the operation of the Business and that has not been remedied or replaced in all respects.
(p)Data Privacy. The operation of the Business as currently conducted and the use or handling of Business Data in connection therewith does not violate any applicable data privacy or data security related Laws. Seller has not received any notice or other communication (in writing or, to the Knowledge of Seller, otherwise) that the operation of the Business is or may be in violation of any data privacy or data security related Laws. Seller has not distributed or displayed any Business Data in breach of any Contract. At all times, in connection with the conduct of the Business and the ownership and use of the Transferred Assets, in each case, to the extent required by applicable data privacy or data security related Laws: (i) Seller has posted privacy policies governing Seller’s use and collection of personal information in a manner easily viewable by those who either have personal information handled by Seller or use Seller’s services and (ii) all of Seller’s posted privacy policies completely and accurately described Seller’s use, collection, display and distribution of any personal information. Copies of all current and past privacy policies posted by Seller in connection with the conduct of the Business or the ownership or use of the Transferred Assets have been provided to Buyer. The operation of the Business is and at all times has been consistent with and compliant with the then current version of Seller’s privacy policy posted by Seller. In connection with the operation of the Business, Seller has not entered into any Contract to provide Personally Identifiable Information to any Person. Seller has taken steps in accordance with normal industry practices, which are reasonably designed to secure its websites and web-based services used or offered in connection with the conduct of the Business and all Business Data from unauthorized access or use by any Person. A copy of all internally or externally prepared reports or audits that describe or evaluate Seller’s information security procedures taken in connection with the operation of the Business has been provided to Buyer. None of Business Data or Seller’s websites or web- based services used or offered in connection with the conduct of the Business have been the target of any successful or attempted unauthorized access, denial-of-service

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assault or other attack by hackers. Seller has not provided copies of or access to Business Data to any Person who has not entered into a Contract with Seller to use, receive or view Business Data, copies of all such Contracts have been provided to Buyer, and no party who is a party to any such Contract is in breach of any such Contract.
Section 3.14. Brokers. Except as set forth on Section 3.14 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates or any of their respective officers or directors.
Section 3.15. Material Contracts; No Defaults.
(a)As of the date of this Agreement, Section 3.15(a) of the Disclosure Schedule contains an accurate and complete list of each of the following types of Contracts (x) by which any of the Transferred Assets are bound or affected or (y) to which Seller is a party and which primarily or exclusively relate to the Business or the Transferred Assets (each a “Material Contract”):
(i)any Contract (A) pursuant to which Seller received aggregate payments in excess of $100,000 during the fiscal year ended December 31, 2015 or during the six (6) month period ended June 30, 2016 or (B) that Seller reasonably anticipates will, in accordance with its terms, involve aggregate payments to Seller in excess of $100,000 within the twelve (12) month period from and after the date of this Agreement; provided, however, that with respect to Contracts with supplier partners only, references to $100,000 in subclauses (A) and (B) of this Section 3.15(a)(i) shall be deemed to be references to $200,000;
(ii)any Contract (A) pursuant to which Seller made aggregate payments in excess of $100,000 during the fiscal year ended December 31, 2015 or during the six (6) month period ended June 30, 2016 or (B) that Seller reasonably anticipates will, in accordance with its terms, involve aggregate payments by Seller in excess of $100,000 within the twelve (12) month period from and after the date of this Agreement; provided, however, that with respect to Contracts with sales partners only, references to $100,000 in subclauses (A) and (B) of this Section 3.15(a)(ii) shall be deemed to be references to $200,000;
(iii)any Contract with any Material Sales Partner or Material Supplier Partner;
(iv)any Contract relating to Indebtedness;
(v)any Contract (A) for the sale of any of the Transferred Assets or (B) granting to any Person an option, right of first refusal, right of first offer or similar preferential right to purchase any of the Transferred Assets;
(vi)any Contract that requires Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contains “take or pay” provisions;
(vii)any Contract limiting, restricting or prohibiting Seller from: (A) conducting any business activities; (B) engaging in any line of business anywhere in the United States or elsewhere in the world; or (C) conducting any business activities with any Person
(viii)any Contract that provides for “most favored nations” terms or establishes an exclusive or priority sale or purchase obligation with respect to any product, service or geographic location;

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(ix)any Contract containing non-solicitation provisions restricting Seller’s ability to hire or retain any employees, dealers, sales agents, sales partners, customers, vendors, supplier partners or other suppliers, or other service providers;
(x)any (A) joint venture, strategic alliance, partnership, franchise, manufacturer, distribution, dealer, sales agent, or sales partner agreement or (B) other Contract that involves a sharing of revenues, profits, losses, costs or Liabilities by Seller with any other Person;
(xi)any Contract providing for capital expenditures or leasehold improvements in excess of $25,000 individually, or in excess of $100,000 in the aggregate;
(xii)any Contract relating to (A) the acquisition (by merger, consolidation, purchase of stock or assets, or otherwise) by Seller of any Person, a material portion of the assets of any Person, or any business, division or product line or (B) the divestiture or disposition by Seller of a material portion of its properties or assets, or any of its equity interests, in each case of clauses (A) and (B) pursuant to which any of the parties has any remaining obligations or Liabilities;
(xiii)any Contract under which Seller has made, or that obligates Seller to make, a loan or capital contribution to, or investment in, any Person other than advances to employees in the Ordinary Course of Business;
(xiv)any Contract with any Business Employee or Business Consultant, other than those that can be terminated on not more than thirty (30) days’ notice and which can be terminated without incurring any liability on the part of Seller;
(xv)any Contract providing for (A) Change of Control Payments or (B) the creation, acceleration or vesting of any right or interest for the benefit of any current or former Business Employee or Business Consultant which becomes payable as a result of or in connection with the consummation of the Transactions;
(xvi)any (A) collective bargaining agreement or (B) Contract with any union, labor organization, works council or other employee representative of a group of employees;
(xvii) any Personal Property Lease;
(xviii) any Real Property Lease;
(xix)any Inbound IP Contract;
(xx)any Outbound IP Contract;
(xxi)any Contract with any Governmental Entity;
(xxii)any power of attorney or similar grant of agency executed by Seller;
(xxiii)any Contract related to Seller’s advanced commission program or partner investment program; and
(xxiv)any Contract which commits Seller to enter into any of the foregoing.

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(b)With respect to each Material Contract: (i) such Material Contract is in full force and effect, constitutes a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each other party thereto, and is enforceable against each of them in accordance with its terms (except that such enforceability (A) may be limited by bankruptcy, insolvency, moratorium or other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (B) is subject to general principles of equity); (ii) neither Seller nor, to the Knowledge of Seller, any other party to such Material Contract is in material breach of or default under such Material Contract; (iii) no event has occurred or circumstance against or involving Seller exists which (with or without notice or lapse of time or both) would constitute a material breach of or default under, would cause or permit the termination or cancellation of, would cause any loss of benefit under, or would give rise to any right to accelerate the maturity or performance of any obligation under, such Material Contract; (iv) Seller has not provided to or received from any counterparty thereto any notice regarding any actual or alleged breach of or default under (or of any condition which with the passage of time or the giving of notice or both would cause a breach of or default under) such Material Contract; and (v) Seller has not provided to or received from any counterparty thereto any notice announcing, contemplating or threatening to, and Seller is not otherwise aware of any intention by any counterparty thereto to: (A) terminate (other than Material Contracts that are expiring pursuant to their terms) or not renew such Material Contract, (B) seek the renegotiation of such Material Contract in any material respect, or (C) substitute performance under such Material Contract in any material respect. Seller has delivered or made available to Buyer true, correct and complete copies of all written Material Contracts (including all amendments thereto), and written descriptions of all material terms of all oral Material Contracts.
Section 3.16. Real Property.
(a)Seller does not own and has never owned any interest in any real property in connection with the conduct of the Business, except the Leased Real Property.
(b)Section 3.16(b) of the Disclosure Schedule contains a complete and accurate list of: (i) all real property leased, subleased, licensed or otherwise used, operated or occupied by Seller (whether as tenant, subtenant or pursuant to other occupancy arrangements) and used in or necessary for the conduct of the Business (collectively, including the buildings, improvements and fixtures located thereon, the “Leased Real Property”), including the street address of each Leased Real Property; and (ii) each Contract pursuant to which Seller holds any Leased Real Property as landlord, sublandlord, tenant, subtenant, occupant or otherwise (each, a “Real Property Lease”), including all currently effective amendments and modifications thereto.
(c)Seller holds a valid leasehold or subleasehold interest in (or a valid right to use and occupy), and enjoys peaceful and undisturbed possession of, each Leased Real Property, in each case free and clear of all Liens other than Permitted Liens.
(d)All rent (including base rent and additional rent) payable under each Real Property Lease has been paid to date. No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full.
(e)Seller has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any Real Property Lease or Leased Real Property or any interest therein.
(f)Each Leased Real Property is adequately served by proper utilities and other building services necessary for its current use, and all of the buildings and structures located at the Leased Real

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Property are, to the Knowledge of Seller, structurally sound with no material defects and are in good operating condition.
(g)No condemnation, eminent domain or taking proceeding is pending or, to the Knowledge of Seller, threatened that affects any Leased Real Property. To the Knowledge of Seller, none of the Leased Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).
Section 3.17. Environmental Matters.
(a)There is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller, the Business or any of the Transferred Assets under or pursuant to any Environmental Law applicable to the Business or the Transferred Assets.
(b)Seller: (i) has been at all times and is in compliance in all material respects with all Environmental Laws applicable to the Business or the Transferred Assets; (ii) holds all Environmental Permits as are required for the conduct of the Business as currently conducted; and (iii) is in material compliance with such Environmental Permits. Section 3.17(c) of the Disclosure Schedule contains an accurate and complete list of all Environmental Permits held by Seller or to which Seller is a party or by which it is bound, in each case in connection with the Business or the Transferred Assets, or to which any of the Transferred Assets are subject, including in the list (A) the name(s) of the permittee(s); (B) the effective and renewal date(s); (C) the subject matter; (D) the permit number or other identification code; (E) the issuing agency; and (F) any other relevant identifying information.
(c)No event has occurred, and no circumstance exists, at any location or in connection with the Business or the Transferred Assets that (with or without notice or lapse of time) could reasonably be expected to: (i) materially prevent, hinder or limit continued compliance with Environmental Laws; (ii) give rise to any investigatory, monitoring, remedial or corrective action obligations pursuant to Environmental Laws; (iii) require a material expenditure to comply with Environmental Laws or meet applicable standards thereunder; (iv) require a material change to the operation of the Business in order to comply with Environmental Laws; or (v) result in the imposition of any material Liability, costs or obligation pursuant to any Environmental Law.
Section 3.18. Existence of Subsidiaries. Except for the UK Subsidiary, Seller does not, directly or indirectly, own any stock of, equity interest in, or other investment in any other corporation, joint venture, partnership, trust or other Person related to the Business or the Transferred Assets.
Section 3.19. Labor Matters.
(a)Seller is not, and has not been, party to or bound by a collective bargaining agreement or agreement with any labor union or other employee representative of a group of employees relating to the Business, and no Business Employee is or has been represented by any labor organization with respect to their employment by Seller or any Affiliate of Seller. To the Knowledge of Seller, there are no current labor union organizing activities in progress with respect to any Business Employees. There are and have been no actual or, to the Knowledge of Seller, threatened labor disputes, strikes, lockouts or work stoppages against or affecting the Business Employees.
(b)There is no: (i) unfair labor practice charge; (ii) grievance; (iii) arbitration; (iv) charge; (v) lawsuit; (vi) investigation; or (vii) complaint against Seller pending or, to the Knowledge of Seller, threatened before a Governmental Entity, in each case with respect to any of the Business Employees.

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All Business Employees are authorized to work in the United States, and a Form I-9 has been completed properly and retained with respect to each Business Employee.
(c)Seller is in compliance with all, and has at all times been in compliance with all, and, to Seller’s Knowledge, has not received any notice or other communication (in writing or otherwise) of any claim filed with or by any Governmental Entity alleging that Seller has violated any, Laws or applicable contractual arrangements pertaining to employment and employment practices to the extent they relate to the Business Employees, Business Consultants or contingent workers, including all Laws relating to wages, hours, compensation, meal and rest breaks, wage statements, fringe benefits, termination of employment, employment policies or practices, immigration, terms and conditions of employment, child labor, labor or employee relations, classification of employees, affirmative action, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, harassment, discrimination, retaliation or employee safety or health and, to the Knowledge of Seller, no such claim is threatened.
(d)Seller has properly classified all Business Employees and Business Consultants as either employees or independent contractors and as exempt or non-exempt for all purposes and has made all appropriate filings in connection with services provided by, and compensation paid to, such Business Employees and Business Consultants.
(e)All compensation, including wages, commissions and bonuses, payable to all Business Employees and Business Consultants for services performed on or prior to the date hereof have been paid in full, and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.
(f)Section 3.19(f) of the Disclosure Schedule sets forth a list of all Business Employees and Business Consultants as of the date hereof and, with respect to each, sets forth the following information: (i) name; (ii) title or position; (iii) the entity or entities by which such individual is employed; (iv) hire date; (v) current wages/compensation rate (e.g., salary, hourly, contract period), last annual bonus, and anticipated on-target cash and equity incentive compensation for the current year; (vi) accrued but unused vacation or paid time off; (vii) active or inactive status and, if applicable, the reason for inactive status; (viii) accrued but unused sick days, (ix) full-time or part-time status; (x) exempt or non-exempt status; (x) employment location; and (xi) any union affiliation. Except as set forth on Section 3.19(f) of the Disclosure Schedule, each Business Employees is an “at will” employee and may terminate his or her employment or be terminated from such employment at any time for any reason with or without prior notice.
Section 3.20. Employee Benefit Plans.
(a)Set forth on Section 3.20 of the Disclosure Schedule is a true and complete list of each material Employee Plan. As applicable with respect to each Employee Plan, Seller has made available to Buyer true and complete copies of each Employee Plan, including all amendments thereto, and in the case of an unwritten Employee Plan, a written description thereof. Seller has made available to Buyer, with respect to each Employee Plan, true and complete copies, where applicable, of: (i) the most recent IRS determination, opinion, notification or advisory letter; (ii) the annual reports (Form 5500 Series) and accompanying schedules, as filed, for the most recently completed three (3) plan years; and (iii) summary plan descriptions used in connection with such plans.
(b)None of the Employee Plans are, and none of Seller, any Affiliate of Seller, or any ERISA Affiliate thereof sponsors, maintains, contributes to, or has sponsored, maintained, contributed to or incurred any Liability (that has not been satisfied in full) or could be expected to incur any Liability to: (i)

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a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); (ii) a plan subject to Part 3, Subtitle B of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA); or (iv) a plan that provides benefits, including death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by Law or (B) death or retirement benefits under an Employee Plan qualified under Section 401(a) of the Code.
(c)No Transferred Asset is subject to any Lien under the Code or ERISA or other applicable Laws, and neither Seller nor any ERISA Affiliate has incurred any Liability or could be expected to incur any Liability which could subject Buyer or any Transferred Asset to liability under Sections 4062, 4063 or 4064 of ERISA.
(d)All Employee Plans (and related trusts and insurance contracts) comply in form and in operation with the applicable requirements of ERISA, the Code, the Family and Medical Leave Act and other applicable Laws and comply in operation in all material respects with their respective terms and conditions, except for such instances of noncompliance in form or operation that would not result in any Liability to Buyer, and there has been no notice issued by any Governmental Entity questioning or challenging such compliance. Each Employee Plan that is intended to be tax- qualified under Section 401(a) of the Code has received a favorable determination, advisory, notification or opinion letter from the IRS as to its tax-qualified status and the tax-exempt status of its accompanying trust established under Section 501(a) of the Code, and, since the issuance of any such letter, no events have occurred nor to the Knowledge of the Seller, do any circumstances exist that would adversely affect the tax-qualified status of any such Employee Plan. There are no Proceedings (other than routine claims for benefits) pending or, to the Knowledge of the Seller, threatened involving any Business Employee or Business Consultant, or any officer or director of Seller or any Affiliate of Seller, in each case with respect to any Employee Plans, and no Employee Plan has, within the three years prior to the date hereof, been the subject of an examination or audit by any Governmental Entity or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity. With respect to all Employee Plans, all premiums, contributions and other Liabilities, whether or not due, for prior plan years and the current plan year for the period ending on the Closing Date have been paid or accrued on Seller’s Books and Records to the extent required by, and in accordance with, GAAP, except as would not result in any Liability to Buyer. No statement, either written or oral, has been made by Seller to any Person with regard to any Employee Plan that was not in accordance with the terms and conditions of such Employee Plan and that would have a material adverse economic consequence to Buyer.
(e)Each Employee Plan that is subject to (and not exempt from) Section 409A of the Code has been administered and maintained, in form and operation, in compliance with Section 409A of the Code (and all applicable regulatory guidance (including notices, rulings and proposed and final regulations)). Seller does not have any obligation to gross up, indemnify or otherwise reimburse any Person for any Taxes (or potential Taxes) imposed (or potentially imposed) pursuant to Section 409A of the Code.
(f)Neither Seller nor any ERISA Affiliate is a party to any Contract covering any Business Employee or Business Consultant that, individually or collectively, could give rise to (or already has resulted in): (i) the payment of any amount or provision of any benefit (including accelerated vesting) that could constitute an “excess parachute payment” within the meaning of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code; (ii) an increase in the amount or value of any benefit or compensation otherwise payable or required to be provided to any Business Employee or Business Consultant; or (iii) the acceleration of the time of payment, vesting or funding of any such benefit or compensation. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any person for any Taxes (or potential Taxes) imposed (or potentially imposed) pursuant to Section 4999 of the Code.

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Section 3.21. Affiliate Transactions. Except as set forth on Section 3.21(a) of the Disclosure Schedule (collectively, the “Affiliate Agreements”), neither any Affiliate of Seller, nor any current or former member, shareholder, officer, director, manager or employee of Seller or any Affiliate of Seller, nor, to the Knowledge of Seller, any immediate family member of any of the foregoing: (a) is a party to any Contract or ongoing transaction or business relationship with, or has any claim or right against, Seller relating to any of the Business, the Transferred Assets or the Assumed Liabilities (other than rights as a shareholder of Seller); (b) has any ownership interest in any of the Transferred Assets (other than rights as a shareholder of Seller); (c) provides material services to the Business (other than employment by Seller); or (d) has borrowed money from or loaned money to Seller in connection with the Business that is currently outstanding.
Section 3.22. Insurance.
(a)Section 3.22(a) of the Disclosure Schedule sets forth a complete and accurate list of all policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other forms of insurance maintained by or on behalf of Seller and relating to the Business, the Transferred Assets or the Assumed Liabilities (collectively, the “Insurance Policies”), setting forth, in respect of each such Insurance Policy: (i) the policy number; (ii) the insurer, (iii) policy limits and deductibles; (iv) the dates of premiums or payments due thereunder; and (v) the expiration date.
(b)The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and meet all contractual and statutory requirements to which Seller is subject with respect to Business and the Transferred Assets.
(c)With respect to each Insurance Policy: (i) such Insurance Policy is in full force and effect and enforceable in accordance with its terms; (ii) Seller and, to the Knowledge of Seller, each other party to such Insurance Policy are in compliance with the terms and provisions of such Insurance Policy in all material respects; (iii) all premiums for such Insurance Policy have been paid in full; and (iv) no limits of liability or coverage for such Insurance Policy have been exhausted or depleted by more than fifty percent (50%).
(d)As of the date of this Agreement, Seller has not received any notice or other communication (in writing or otherwise) regarding any actual or possible cancellation or termination of, premium increase with respect to, or alteration of coverage under, any such Insurance Policy.
(e)Section 3.22(e) of the Disclosure Schedule sets forth: (i) a list of all pending claims (including any workers’ compensation claim) under any Insurance Policy; and (ii) the claims history for Seller since January 1, 2015 to the extent involving claims in excess of $10,000. All claims, incidents, wrongful acts or occurrences for which Seller reasonably expects to obtain coverage under any Insurance Policy have been reported to the applicable underwriter in accordance with the requirements of the applicable Insurance Policy. As of the date of this Agreement, there is no claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.
Section 3.23. Sales Partners and Supplier Partners.
(a)Section 3.23(a) of the Disclosure Schedule identifies, with respect to the Business, the revenues received from each of the top ten (10) sales partners (based on revenues) for the six (6) months ended June 30, 2016 and in each of the fiscal years ended December 31, 2015 and December 31, 2014 (collectively, the “Material Sales Partners”). As of the date of this Agreement, Seller has not received any

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written, or to the Knowledge of Seller, oral notice indicating that any Material Sales Partner: (i) intends or expects to cease dealing with Seller with respect to the Business; (ii) will otherwise reduce the volume of business transacted by such Person with Seller with respect to the Business below historical levels; (iii) intends or expects to file for bankruptcy or cessation of business; or (iv) otherwise intends to change other material terms of its business relationship with Seller with respect to the Business. For the avoidance of doubt, nothing in this Section 3.23(a) is intended to be a projection or guarantee by Seller with respect to its future relationship with any Material Sales Partner.
(b)Section 3.23(b) of the Disclosure Schedule identifies, with respect to the Business, the ten (10) supplier partners that accounted for the largest dollar volume of purchases during the six (6) months ended June 30, 2016 and the fiscal year ended December 31, 2015 (collectively, the “Material Supplier Partners”). As of the date of this Agreement, Seller has not received any written, or to the Knowledge of Seller, oral notice indicating that any Material Supplier Partner: (i) intends or expects to cease supplying goods or services to the Business; (ii) will otherwise reduce the volume of business transacted by such Person with Seller with respect to the Business below historical levels; or (iii) otherwise intends to terminate or materially modify its relationship with the Business. For the avoidance of doubt, nothing in this Section 3.23(b) is intended to be a projection or guarantee by Seller with respect to its future relationship with any Material Supplier Partner.
Section 3.24. Unlawful Payments.
(a) Neither Seller nor any Affiliate, director, officer or employee of Seller, nor, to the Knowledge of Seller, any agent, representative, sales intermediary or other third party acting on behalf of Seller, in any way relating to the Business: (i) has taken any action in violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd- 1 et seq.); or (ii) has corruptly, offered, paid, given, promised to pay or give or authorized the payment or gift of anything of value, directly or indirectly through third parties, to any Public Official or other Person, for purposes of: (A) influencing any act or decision of any Public Official or other Person in his, her or its official capacity; (B) inducing such Public Official or other Person to do or omit to do any act in violation of his, her or its lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official or other person or entity to use his, her or its influence with a government, Governmental Entity, commercial enterprise owned or controlled by any government (including state owned or controlled facilities), or any other Person in order to assist the Business, or any Person related in any way to the Business, in obtaining or retaining business or directing any business to any Person.
(b) There are no pending or, to the Knowledge of Seller, threatened claims against Seller, in respect of the Business, with respect to violations of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.).
Section 3.25. Export Control and Import Laws.
(a)Seller has been and is in compliance in all material respects with all export control and import Laws applicable to the Business or the Transferred Assets, and with Laws governing embargoes, sanctions and boycotts applicable to the Business or the Transferred Assets, including the Arms Export Controls Act of 1976 (22 U.S.C. Ch. 39), the International Emergency Economic Powers Act (50 U.S.C. §§1701 et seq.), the Trading with the Enemy Act (50 U.S.C. app. §§1 et seq.), the International Boycott Provisions of Section 999 of the Code, the International Traffic in Arms Regulations (22 C.F.R. §§120 et seq.), the Export Administration Regulations (15 C.F.R. §§730 et seq.), and all rules, regulations and executive orders relating to any of the foregoing, and the Laws administered by the Office of Foreign Assets Control

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of the United States Department of the Treasury, and the Laws administered by United States Customs and Border Protection (collectively, “Export Control and Import Laws”).
(b)Section 3.25(b) of the Disclosure Schedule sets forth the true, complete, and accurate export control classification number and license exception ENC eligibility for each of the products, services, software, and technologies of the Business.
(c)Seller has obtained all approvals or licenses necessary for exporting or providing the products, services, software, and technologies of the Business in compliance in all material respects with all applicable Export Control and Import Laws. All such export approvals or licenses in the United States and throughout the world are valid, current, outstanding and in full force and effect.
(d)Seller has not provided, sold to, or otherwise transferred, without any required approval from the U.S. Government, any products, services, software or technologies of the Business directly or indirectly, to: (i) Iran, North Korea, Sudan, Syria, or any other country against which the United States maintains economic embargoes; (ii) any instrumentality, agent, entity, or individual that is acting on behalf of, or directly or indirectly owned or controlled by, any Governmental Authority of such countries; (iii) nationals of such countries; or (iv) any organization, entity, or individual appearing on a U.S. Government list of parties with whom companies are prohibited from transacting business, including the Specially Designated Nationals and Blocked Persons List and Foreign Sanctions Evaders List, both maintained by the U.S. Treasury Department’s Office of Foreign Assets Control and the Denied Persons List, Entity List, and Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Department of Commerce.
(e)As of the date of this Agreement, Seller has not received any written or, to the Knowledge of Seller, oral communication from any Governmental Entity alleging that any Business Employee or any other employee or agent of the Business has violated, is not in compliance with, or has any material liability under, any Export Control and Import Laws. Seller has not made, nor does the Seller intend to make, with respect to the Business or the Transferred Assets, any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any potential violation or Liability of Seller arising under or relating to any Export Control and Import Laws.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:
Section 4.1. Organization and Qualification. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of South Carolina and has the requisite corporate power and authority to own, operate or lease all of the properties and assets that it purports to own, operate or lease and to carry on its business as it is now being conducted. Buyer is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, operated or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, when aggregated with all other such failures, a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or prevent the consummation of the transactions contemplated hereby (a “Buyer Material Adverse Effect”).

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Section 4.2. Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer, and no other or further action or proceeding on the part of Buyer (or its equity holders) is necessary to authorize the execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Buyer is a party have been duly executed and delivered by Buyer and, assuming the due and valid authorization, execution and delivery of this Agreement and such Ancillary Agreements by each other party thereto, constitute a valid and binding obligation of Buyer, enforceable against it in accordance with their terms, except that such enforceability: (a) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity.
Section 4.3. Consents and Approvals; No Violations.
(a)No Consent of, or filing, declaration or registration with, or notice to any Governmental Entity, which has not been received or made, is required to be obtained or made by Buyer for the execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party or the consummation by Buyer of the transactions contemplated hereby or thereby, other than (i) any filings required to be made pursuant to the HSR Act and any other Antitrust Laws and (ii) such Consents, filings, declarations, registrations or notices that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
(b)The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or violate any provision of the organizational or governing documents of Buyer; (ii) conflict with or result in a violation or breach of any Law applicable to Buyer or any of its properties or assets; (iii) conflict with, result in a violation or breach of, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination, modification or cancellation of or a right of termination, modification or cancellation under, or accelerate the performance required under, any Contract to which Buyer is a party, or by which Buyer or any of its properties or assets is bound; or (iv) result in the creation of any Lien upon any of the properties or assets of Buyer, except, in the case of clauses (ii), (iii) and (iv) above, for such conflicts, violations, breaches, losses of benefits, defaults, events, terminations, rights of termination or cancellation, accelerations or Lien creations as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 4.4. Brokers. None of Buyer nor any of its Affiliates, nor any of its officers or directors on behalf of Buyer or any of its Affiliates, has employed any financial advisor, broker or finder in a manner that would result in any liability for Seller for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement if the Closing does not occur.
Section 4.5. Funding. Buyer has, or shall have at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to permit Buyer to make payment of all amounts

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required to be paid by it hereunder at the Closing. As of the date each EarnOut Payment is due, Buyer will have sufficient funds to permit Buyer to make the payment of the full amount of such Earn-Out Payment in accordance with Section 2.11 hereof.
ARTICLE 5
PRE-CLOSING COVENANTS
Section 5.1. Conduct of Business.
(a)    During the period from the date of this Agreement to the earlier of the Closing and the date this Agreement is terminated in accordance with Article 10 (the “Interim Period”), except: (A) as set forth in Section 5.1(a) of the Disclosure Schedule; (B) as expressly required by this Agreement; or (C) with the prior written consent of Buyer (which consent will not be unreasonably withheld, delayed or conditioned), Seller shall:
(i)carry on the Business in the Ordinary Course of Business;
(ii)maintain and preserve intact the Business, Seller’s current organization, and the operations and franchises of the Business;
(iii)retain the services of the present Business Employees and Business Consultants, except in the case of terminations for cause;
(iv)maintain and preserve the rights, franchises and goodwill of the dealers, sales agents, sales partners, customers, vendors, supplier partners and other suppliers, lenders, regulators and others having relationships with the Business;
(v)pay or otherwise satisfy in the Ordinary Course of Business (but in any event when due) all of its Liabilities and Taxes; and
(vi)maintain the Transferred Assets in substantially the same condition as they are on the date of this Agreement, subject to ordinary wear and tear.
(b)    Without limiting the generality of Section 5.1(a), during the Interim Period, except: (A) as set forth in Section 5.1(b) of the Disclosure Schedule; (B) as expressly required by this Agreement; or (C) with the prior written consent of Buyer (which consent will not be unreasonably withheld, delayed or conditioned), Seller shall not:
(i)amend its organizational or governing documents in any manner which would reasonably be expected to adversely affect the transactions contemplated hereby;
(ii)commence or terminate, or make any material change in, any line of business included in the Business, except as necessary to comply with Section 5.1(a);
(iii)sell, lease, license, transfer, abandon, encumber, incur, or suffer to exist any Lien (other than Permitted Liens), or fail to maintain, or otherwise dispose of, any Transferred Assets, other than the sale of Inventory in the Ordinary Course of Business;
(iv)incur any Liability that would be an Assumed Liability (other than Liabilities incurred in the Ordinary Course of Business);

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(v)mortgage, pledge or subject to any Lien any portion of the
Transferred Assets;
(vi)acquire, by purchase of all or substantially all of the assets, purchase of stock, merger, consolidation or otherwise, any business that would constitute Transferred Assets;
(vii)make any capital expenditures or commitments therefor with respect to the Business in excess of $50,000 in the aggregate, except in the Ordinary Course of Business;
(viii)make any loan, advance or capital contribution to, or investment in, any Person in connection with the Business, other than advancement of expenses to Business Employees in the Ordinary Course of Business;
(ix)implement or announce any material reduction in labor force or mass lay-off with respect to the Business;
(x)engage in any merger, consolidation, reorganization, recapitalization, complete or partial liquidation, dissolution or similar transaction or file a petition in bankruptcy under any provision of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(xi)sell, abandon, permit to lapse, fail to maintain, dispose of, license or transfer to any person any right to, or permit the imposition of any Lien (other than a Permitted Lien) on, any Owned Intellectual Property (other than non-exclusive licenses granted in the Ordinary Course of Business);
(xii)except in the Ordinary Course of Business: (A) modify the cash management activities of the Business (including the extension of trade credit and the accrual and payment of payables and other current Liabilities); or (B) modify the manner in which the Books and Records are maintained;
(xiii)commence, pay, discharge, settle, release, waive or compromise any pending or threatened Proceeding relating to or affecting the Business, the Transferred Assets or the Assumed Liabilities, except as necessary to comply with Section 5.1(a);
(xiv)(A) except in the Ordinary Course of Business, enter into any Contract that, if in effect on the date hereof, would constitute a Material Contract; (B) amend, modify, assign, convey, encumber, cancel or terminate any Assumed Contract (other than terminations or expirations at the end of the stated term after the date hereof); (C) assign or otherwise transfer any rights or claims with respect to, or waive any term of or default under, or any Liability owing to Seller under, any Assumed Contract; or (D) take any action or fail to act, when such action or failure to act will cause a termination of or material breach of or default under any Assumed Contract;
(xv)enter into any Contract which contains a provision that would require the Consent of, or a payment to, the other party or parties thereto in connection with the transactions contemplated by this Agreement, except in the event that the third party thereto provides such Consent prior to the Closing;
(xvi)amend, terminate or fail to renew any of the Insurance Policies; or

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(xvii)enter into any Contract, or otherwise agree or commit, to take, or authorize, recommend or propose, in writing or otherwise, any of the actions prohibited by this Section 5.1(b).
Section 5.2. Reasonable Best Efforts; Notices and Consents; Regulatory Filings.
(a)General. Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise provided in this Agreement, and without limiting the obligations of Seller and Buyer under Section 5.2(c), Seller and Buyer agree to cooperate with each other and to use (and to cause its Representatives to use) reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement.
(b)Notices and Consents. Seller shall use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and use reasonable best efforts to obtain, as promptly as practicable after the date of this Agreement, all Consents of Governmental Entities and other Persons necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Closing Consents.
(c)Regulatory Filings'
(i)Without limiting the generality of the parties’ undertakings pursuant to Section 5.2(a) and Section 5.2(b), each of Seller and Buyer shall: (A) make, or cause to be made, the registrations, filings and submissions required of it or any of its Affiliates under the HSR Act in connection with this Agreement and the transactions contemplated by this Agreement as promptly as practicable (but in any event no later than three (3) Business Days) following the date of this Agreement; (B) make, or cause to be made, the registrations, filings and submissions (if any) required of it or any of its Affiliates under any other applicable Antitrust Laws in connection with this Agreement and the transactions contemplated by this Agreement as promptly as practicable (but in any event no later than five (5) Business Days) following the date of this Agreement; (C) comply at the earliest practicable date and after consultation with the other party with any request for additional information or documentary material received by the other or any of its Affiliates from any applicable Governmental Entity in connection with any registrations, filings or submissions required under the HSR Act or any other applicable Antitrust Laws; (D) cooperate with the other party (including furnishing all necessary information and reasonable assistance as the other party may reasonably request) in connection with any registrations, filings or submissions required under the HSR Act or any other applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Governmental Entity; and (E) use reasonable best efforts to secure the early termination of any waiting periods under the HSR Act and the receipt of any clearances, approvals, or confirmations from Governmental Entities in other countries in which any registrations, filings or submissions pursuant to any applicable Antitrust Laws have been made to the extent required in connection with the consummation of the transactions contemplated by this Agreement at the earliest possible date. Each of Seller and Buyer shall promptly inform the other party of any communication (whether oral or written) made to, or received by, such party from any Governmental Entity regarding any of the transactions contemplated by this Agreement, and promptly provide a copy of any such written communication, or a written summary of any such oral communication, to the other. Each of Buyer, on the one hand, and Seller, on the other hand, shall timely pay fifty percent (50%) of any filing fees assessed under the HSR Act or any other applicable Antitrust Laws.
(ii)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of Seller or Buyer before any

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Governmental Entity or the staff or regulators of any Governmental Entity, in connection with the transactions contemplated by this Agreement (but, for the avoidance of doubt, not including any interactions that Seller or Buyer may have with Governmental Entities in the Ordinary Course of Business and not relating to the transactions contemplated by this Agreement) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that Seller and Buyer will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Neither Seller nor Buyer shall initiate, participate in, or agree to participate in any substantive meeting, discussion, appearance or contact with any Governmental Entity or the staff or regulators of any Governmental Entity unless it shall have given advance notice to the other party of such substantive meeting, discussion, appearance or contact, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact. Nothing in this Section 5.2(c) shall require Seller or Buyer to provide access to, or disclose any information to, the other party or any of its Affiliates if such access or disclosure, in the good faith reasonable belief of such first party: (x) would waive any attorney-client or an attorney work-product privilege; (y) would be in violation of applicable Laws (including the HSR Act or any other Antitrust Laws) or the provisions of any Contract to which such first party is a party; or (z) would contain any confidential information.
(iii)Notwithstanding anything to the contrary set forth in this Section 5.2(c), nothing in this Agreement shall require, or be construed to require, Buyer or any of its Affiliates to propose or agree to: (A) sell, hold separate, dispose of, divest, discontinue or limit, before or after the Closing Date, any material assets, products, businesses or interests of Buyer or its Affiliates; (B) any conditions relating to, or changes or restrictions in, the operations of any such assets, products, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; (C) any material modification or waiver of the terms and conditions of this Agreement; or (D) take any other action that materially limits the freedom of action with respect to, or the ability to retain, any assets, products, businesses or interests of Buyer or its Affiliates in order to avoid the entry of or to effect the dissolution of any Order (whether temporary, preliminary or permanent), which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement.
Section 5.3. Access to Information.
(a)During the Interim Period, Seller shall: (i) afford Buyer and its Representatives full and free access, during normal business hours and upon reasonable notice, to the personnel, offices, properties (including the Leased Real Property), assets, Books and Records, Contracts and other documents and data of or related to the Business or the Transferred Assets; (ii) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (iii) instruct their respective Representatives to cooperate with Buyer in its investigation of the Business; provided, however, that: (x) such access shall not unreasonably interfere with the ongoing business or operations of the Business; and (y) nothing herein shall require Seller to furnish to Buyer or any of its Representatives, or provide Buyer or any of its Representatives with access to, information that: (A) is subject to an attorney-client or an attorney work-product privilege, or (B) outside legal counsel for Seller reasonably concludes may give rise to Antitrust Law issues, violate a protective Order, or otherwise may not be disclosed pursuant to applicable Law, it being agreed that Buyer and Seller shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of this clause (y) apply.

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(b)Any information provided to or obtained by Buyer or its Representatives pursuant to Section 5.3(a) shall be subject to the terms of, and the restrictions contained in, the Confidentiality Agreement.
Section 5.4. Notice of Certain Events.

(a)	During the Interim Period, Seller shall promptly notify Buyer in writing of:
(i)any fact, circumstance, event or action the existence, occurrence or taking of which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(ii)any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement which, if not cured, would reasonably be expected to cause any of the conditions to Closing set forth in Article 7 not to be satisfied; (iii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (iv) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement of which Seller has Knowledge or obtains Knowledge; or (v) any Proceeding commenced or, to the Knowledge of Seller, threatened against, relating to, involving or otherwise affecting the Business, the Transferred Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.9 of this Agreement or that relates to the consummation of the transactions contemplated by this Agreement.
(b) In no event shall the delivery of any notice by Seller pursuant to this Section 5.4: (i) limit or otherwise affect the rights, obligations, representations, warranties, covenants or agreements of Buyer or the conditions to the obligations of Buyer and Seller under this Agreement; or (ii) be deemed to amend or supplement the Disclosure Schedule or constitute an exception to any representation, warranty, covenant or agreement.
Section 5.5. Exclusive Dealing. During the Interim Period, Seller shall not take, and shall not authorize, encourage, permit or instruct any of its Representatives to take, directly or indirectly, any action to: (a) solicit, initiate or encourage the making, submission or announcement of any Acquisition Proposal from any Person (other than Buyer or its Representatives); (b) encourage, initiate, participate in or engage in any discussions, negotiations or other communications regarding an Acquisition Proposal; (c) execute, enter into or become bound by any letter of intent or other Contract with any Person (other than Buyer or its Representatives) relating to or in connection with an Acquisition Proposal; (d) provide any information to any Person (other than Buyer or its Representatives) in response to an Acquisition Proposal; or (e) entertain or accept any Acquisition Proposal from, cooperate in any way with, or facilitate or encourage any effort or attempt by any Person (other than Buyer or its Representatives) relating to an Acquisition Proposal. Seller shall, and shall instruct its Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any Acquisition Proposal. Within two (2) Business Days following the date hereof, Seller shall, or shall cause its Representatives to, instruct any such Person to return or destroy all nonpublic information provided to such Person in connection with such Person’s consideration of any Acquisition Proposal in accordance with the confidentiality agreements entered into between Seller and any such Person. Seller shall promptly (and in any event within twenty-four (24) hours of receipt thereof) notify Buyer orally and in writing of any Acquisition Proposal that is received by Seller during the Interim Period, which notice shall include: (i) the identity of the Person making or submitting such indication of interest, inquiry, proposal,

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offer or request, and the terms and conditions thereof; and (ii) an accurate and complete copy of all written materials provided in connection with such Acquisition Proposal.
Section 5.6. Termination of Affiliate Agreements. At or prior to the Closing, Seller shall terminate all Affiliate Agreements, other than (a) any Affiliate Agreement the continuation of which Buyer has requested; (b) any Affiliate Agreement which Buyer has approved in writing to not be so terminated; and (c) any Affiliate Agreement which is listed on Section 2.1(a)(ii) of the Disclosure Schedule (collectively, the “Continuing Affiliate Agreements”).
ARTICLE 6
POST-CLOSING COVENANTS
Section 6.1. Further Assurances; Additional Agreements.
(a)From time to time after the Closing, as and when requested by any party hereto, the other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, and shall provide, or cause to be provided, all such further or other cooperation, in each case as the requesting party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement, including, as required, to transfer or obtain Permits or provide regulatory notices. Without limiting the generality of the foregoing, Seller agrees, from time to time after the Closing, at Buyer’s request, to execute, acknowledge, and deliver to Buyer such other instruments of conveyance and transfer, and take such other actions and execute and deliver such other documents, certifications, and further assurances, as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, the Transferred Assets. Each party shall bear its own costs and expenses in compliance with this Section 6.1(a).
(b)After the Closing, Seller shall promptly transfer or deliver to Buyer cash, checks (which shall be properly endorsed) or other property that Seller may receive in respect of any deposit, prepaid expense, bill for services or other item that constitutes part of the Transferred Assets or relates to the Assumed Liabilities. After the Closing, Buyer shall promptly transfer or deliver to Seller cash, checks (which shall be properly endorsed) or other property that Buyer may receive in respect of any deposit, prepaid expense, bill for services or other item that constitutes part of the Excluded Assets or relates to the Excluded Liabilities. The removal of Excluded Assets, if any, by Seller from its facilities and other real property to be occupied by Buyer shall be done in such manner as to avoid any damage to the facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing Date. Any damage to the Transferred Assets or to the facilities resulting from such removal shall be promptly paid by Seller. Seller shall promptly reimburse Buyer for all costs and expenses, if any, incurred by Buyer in connection with any Excluded Assets not removed by Seller.
(c)After the Closing, Seller will reasonably cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, dealers, sales agents, sales partners, customers, customers, supplier partners and other suppliers, vendors and others, and Seller will work in good faith to attempt to satisfy the Excluded Liabilities in a manner that is not detrimental in any material way to any of such relationships, but in no event shall Seller be obligated to pay amounts not legally due and owing to such parties. Seller will refer to Buyer all inquiries relating to such business.
Section 6.2. General Release. Notwithstanding anything contained herein to the contrary, effective as of the Closing, in consideration of the mutual agreements contained herein, including the Purchase

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Price to be received by Seller, Seller, on behalf of itself and each of its past, present and future Affiliates, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, Representatives, investors, stockholders, members, partners, trustees, principals, consultants, contractors, family members, heirs, executors, administrators, predecessors, successors and assigns (each, a “Releasing Party” and, collectively, the “Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges Buyer, its former, present and future Affiliates, parent companies and Subsidiaries, joint ventures, predecessors, successors and assigns, and their respective former, present and future Representatives, investors, stockholders, members, partners, insurers and indemnitees (collectively, the “Released Parties”) and the Business and the Transferred Assets of and from any and all manner of action or inaction, cause or causes of action, Proceedings, Liens, Contracts, promises, Liabilities, Damages (whether for compensatory, special, incidental or punitive Damages, equitable relief or otherwise), losses, fees, costs or expenses, of any kind or nature whatsoever, past, present or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, Law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, which such Releasing Parties, or any of them, ever have had or ever in the future may have against the Released Parties, or any of them, the Business or the Transferred Assets for, upon or by reason of any act, event, omission, matter or cause arising from or related to the Business, in each case arising at any time at or prior to the Closing (the “Released Claims”); provided, however, that the foregoing release shall not release, impair or diminish, and the term “Released Claims” shall not include, in any respect any rights of Seller under this Agreement or any Ancillary Agreement. Seller, on behalf of itself and each Releasing Party, hereby waives any rights it may have under any Law which provides that a general release does not extend to claims which the releasing party does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement. Seller, on behalf of itself and each Releasing Party, acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of the claims released hereby, but Seller, on behalf of itself and each Releasing Party, intends to and, by operation of this release shall have, fully, finally and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, without regard to the subsequent discovery of existence of such different or additional facts and which exist or may have existed on Seller’s and each Releasing Party’s behalf against the Released Parties at the time or execution of this Agreement. Seller, on behalf of itself and each Releasing Party, expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
In connection with such waiver and relinquishment, Seller, on behalf of itself and each Releasing Party, hereby acknowledges that each Releasing Party may hereafter discover claims or facts in addition to, or different from, those which such Releasing Party now knows or believes to exist, but that such Releasing Party expressly agrees to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected. Seller acknowledges that the foregoing release was separately bargained for and is a key element of the agreement of which this release is a part.
Section 6.3. Use of Names.

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(a)From and after the Closing Date, Seller shall not, and shall cause its Affiliates not to, use any words or terms (in any combination) that are identical or confusingly similar to, or a colorable imitation or dilutive of the words and terms set forth in Section 6.3(a) of the Disclosure Schedule in connection with Seller’s or its Affiliates’ offering, marketing or selling of any products or services.
(b)Seller shall be permitted to retain a copy of Transferred Software and shall not use Transferred Software in any manner except as permitted under and subject to the Software License Agreement.
Section 6.4. Payment of Liabilities. From and after the Closing, Seller shall:
(a)pay or otherwise satisfy in the Ordinary Course of Business (but in any event when due) all of its Liabilities and Taxes; and (b) make payment and/or adequate provision for the payment and/or establish adequate reserves for the payment, in full, of all of the Excluded Liabilities, it being understood that this Section 6.4 shall not be construed to cover any of the Assumed Liabilities.
Section 6.5. Non-Competition; Non-Solicitation; Non-Disparagement.
(a)During the Restricted Period, Seller shall not, and shall not permit any of its Subsidiaries to, directly or indirectly: (i) engage in, or assist others in engaging (whether through employment, consultation, advisory services, representation on a board of directors or other similar governing body or by any financial or other investment) in the Business in the United States; (ii) have an interest in any Person that engages directly or indirectly in the Business in the United States in any capacity, including as a partner, stockholder, member, employee, principal, agent, trustee or consultant; or (iii) knowingly cause, induce or encourage any client, sales partner, dealer, sales agent, customer, supplier partners or other supplier, licensee, licensor or distributor of the Business (including any existing client, customer, supplier, licensee, licensor or distributor of Seller and any Person that becomes a client, sales partner, dealer, sales agent, customer, supplier partners or other supplier, licensee, licensor or distributor of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.
(b)During the Restricted Period, Seller shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, solicit (except pursuant to a general solicitation which is not directed specifically to any Hired Employee) or hire any Hired Employee, or encourage any Hired Employee to leave such employment or hire any Hired Employee who has left such employment; provided, however, that nothing in this Section 6.5(b) shall prevent Seller or any Subsidiary of Seller from hiring any employee whose employment has been terminated by Buyer.
(c)During the Restricted Period, Seller shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, solicit or knowingly entice, or attempt to solicit or entice, any clients, sales partners, dealers, sales agents, customers, supplier partners or other suppliers, licensees, licensors or distributors of the Business, for purposes of diverting their business or services from the Business.
(d)Seller agrees that it will not make or publish, verbally or in writing, any statements concerning the Business, Parent or Buyer, which statements are or reasonably may be construed as being injurious or inimical to the best interests of the Business, Parent or Buyer, including statements alleging that the Business, Parent or Buyer have acted improperly, illegally or unethically or have engaged in business practices which are improper, illegal or unethical; provided, however, that such restrictions shall not apply

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to any confidential communications with any Governmental Entity (including communications made in the course of any governmental investigation) or disclosures made in any Proceedings between Buyer or any of its Affiliates and Seller.
(e)If Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 6.5, Buyer shall have the following rights and remedies not subject to any limitations under Article 8, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity:
(i)the right and remedy to seek to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer; and
(ii)the right and remedy to recover from Seller all monetary damages suffered by Buyer as the result of any acts or omissions constituting a breach of this Section 6.5.
(f)Seller acknowledges that the restrictions contained in this Section 6.5 (i) are reasonable and necessary to protect the legitimate interests of Buyer and the goodwill, customer relationships, and Owned Intellectual Property purchased by Buyer and (ii) constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby. In the event that any covenant contained in this Section 6.5 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.5 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 6.6. Post-Closing Confidentiality.
(a)From and after the Closing, Seller shall, and shall cause its Affiliates to, and shall instruct its and their respective officers, directors and employees to, hold in confidence and not disclose any and all confidential, proprietary and non-public information and materials, whether in written, verbal, graphic or other form, concerning Buyer, its Affiliates, the Business or the Transferred Assets (collectively, “Business Confidential Information”), except that Seller shall not have any obligation under this Section 6.6 with respect to any Business Confidential Information that (i) as of the date of this Agreement is, or after the date of this Agreement becomes, generally available to the public other than through a breach by Seller, any of its Affiliates or any of its or their respective officers, directors or employees of their respective obligations under this Section 6.6, or (ii) is provided to Seller or any of its Affiliates by a third party that was not known to the receiving party to be bound by any duty of confidentiality to Buyer.
(b)From and after the Closing, Seller shall not, and shall cause its Affiliates not to, and shall instruct its and their respective officers, directors and employees not to, use any Business Confidential Information except as expressly authorized in writing by Buyer or in connection with any Proceedings between Buyer or any of its Affiliates and Seller. Seller shall, and shall cause its Affiliates to, and shall instruct its and their respective officers, directors and employees to, take the same degree of care to protect

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the Business Confidential Information that such party uses to protect its own trade secrets and confidential information of a similar nature, which shall be no less than a reasonable degree of care.
(c)Notwithstanding the foregoing, Seller shall not be in breach of this Section 6.6 as a result of any disclosure of Business Confidential Information that is required by applicable Law or that is required by any Governmental Entity or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over Seller; provided, however, that Seller shall give advance notice of such compelled disclosure to Buyer, and shall cooperate with Buyer in connection with any efforts to prevent or limit the scope of such disclosure; and provided further, that Seller shall disclose only that portion of such Business Confidential Information which Seller is advised by its counsel is legally required to be disclosed.
Section 6.7. Certain Employment Matters.
(a)Buyer and Seller intend that there shall be continuity of employment with respect to all Hired Employees. Prior to the Closing, Buyer will make offers of employment, contingent upon the Closing, to each of the Business Employees (including those absent due to vacation, holiday, illness or approved leave of absence under leave policies of Seller but excluding any Business Employees on long-term disability). Seller will waive any notice provisions required in the Business Employees’ employment agreements. Such offers of employment made to the Business Employees that are not Management Employees shall include cash compensation and employee benefits (including participation in profit-sharing plans and Parent’s equity-incentive plans) and shall be made upon terms and conditions that are substantially similar to the cash compensation, employee benefits, terms and conditions offered to similarly situated employees of Parent on the date of this Agreement. Prior to the Closing, Buyer and Parent will be permitted to approach any Business Employee about the terms and conditions of such Business Employee’s offer. Each Hired Employee’s employment with Buyer will be effective as of the day after the Closing, except that the employment of any individual on approved short-term leave of absence on the day after the Closing will become effective as of the date after the Closing Date that such individual presents himself or herself for work with Buyer if such date occurs within six (6) months following the Closing or at such later date as may be required by applicable Law or permitted under the offer.
(b)During the period after the Closing until the last day of the 2020 Earn-Out Period, Buyer shall provide the Hired Employees that are not Management Employees with cash compensation and employee benefits (including participation in profit-sharing plans and Parent’s equity-incentive plans) that are substantially similar to the cash compensation and employee benefits provided to similarly situated employees of Parent on the date of this Agreement. Buyer shall give each Hired Employee credit for past service with Seller for purposes of determining vacation entitlements only, to the same extent such service was credited under Seller’s vacation policy (but in no case where duplication of benefits or compensation would result). Normal vesting criteria shall apply to all other benefit plans and compensation programs.
(c)Nothing contained in this Agreement, express or implied, shall, or shall be construed to: (i) confer upon any Business Employee any right to continue in the employ or service of Buyer or any of its Affiliates, or interfere with or restrict in any way the right of Buyer and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Business Employee at any time for any reason or for no reason; or (ii) confer upon any Person, other than Seller and Buyer and their respective successors and permitted assigns, any right, benefit or remedy of any nature whatsoever (including any third party beneficiary rights under this Agreement) under or by reason of this Section 6.7.

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ARTICLE 7
CONDITIONS TO CLOSING
Section 7.1. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any or all of which may be waived, in whole or in part, by Buyer:
(a)Representations and Warranties. Each of the representations and warranties made by Seller in Article 3 of this Agreement that are qualified by materiality (including by a Material Adverse Effect qualifier) shall be true and correct in all respects, and each of the other representations and warranties made by Seller in Article 3 of this Agreement shall be true and correct in all material respects, in each case at and as of the date of this Agreement and at and as of the Closing as though such representation or warranty was made at and as of such time, except for those representations and warranties that address matters as of a particular date (in which case such representations and warranties shall be true and correct in the manner set forth in this Section 7.1(a) as of such particular date).
(b)Performance of Covenants. Seller shall have duly performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by Seller at or prior to the Closing.
(c)No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.
(d)Certificate. Buyer shall have received a certificate signed by Seller, dated the Closing Date, to the effect that the conditions set forth in Sections 7.1(a), (b) and (c) have been satisfied.
(e)Absence of Illegality; No Proceedings.
(i)No Law shall have been issued, enacted or promulgated by any Governmental Entity of competent jurisdiction and remain in effect that makes consummation of the transactions contemplated by this Agreement illegal or otherwise precludes, restrains, enjoins or prohibits the consummation of the transactions contemplated by this Agreement.
(ii)No Proceeding shall have been filed in any court of competent jurisdiction seeking to restrain, materially delay or prohibit the consummation of any of the transactions contemplated by this Agreement nor shall any such Proceeding have been overtly threatened by any Governmental Entity.
(f)HSR Waiting Period. The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.
(g)Consents. Seller shall have delivered to Buyer the Consents and notices listed on Section 7.1(g) of the Disclosure Schedule (the “Closing Consents”), in each case duly executed and in full force and effect;
(h)Closing Deliveries. Seller shall have made, or stand ready at the Closing to make, the deliveries required to be made by Seller pursuant to Section 2.7(a).
Section 7.2. Conditions to Obligation of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any or all of which may be waived, in whole or in part, by Seller:

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(a)Representations and Warranties. Each of the representations and warranties made by Buyer in Article 4 of this Agreement that are qualified by materiality shall be true and correct in all respects, and each of the other representations and warranties made by Buyer in Article 4 of this Agreement shall be true and correct in all material respects, in each case at and as of the date of this Agreement and at and as of the Closing as though such representation or warranty was made at and as of such time, except for those representations and warranties that address matters as of a particular date (in which case such representations and warranties shall be true and correct in the manner set forth in this Section 7.2(a) as of such particular date).
(b)Performance of Covenants. Buyer shall have duly performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.
(c)Certificate. Seller shall have received a certificate signed by an executive officer of Buyer, dated the Closing Date, to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.
(d)Absence of Illegality; No Proceedings.
(i)No Law shall have been issued, enacted or promulgated by any Governmental Entity of competent jurisdiction and remain in effect that makes consummation of the transactions contemplated by this Agreement illegal or otherwise precludes, restrains, enjoins or prohibits consummation of the transactions contemplated by this Agreement.
(ii)No Proceeding shall have been filed in any court of competent jurisdiction seeking to restrain, materially delay or prohibit the consummation of any of the transactions contemplated by this Agreement nor shall any such Proceeding have been overtly threatened by any Governmental Entity.
(e)HSR Waiting Period. The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.
(f)Closing Deliveries. Buyer shall have made, or stand ready at the Closing to make, the deliveries required to be made by Buyer pursuant to Section 2.7(b).
ARTICLE 8
SURVIVAL AND INDEMNIFICATION
Section 8.1.    Survival of Representations and Covenants.
(a)Seller Representations.
(i)Subject to Section 8.1(a)(ii) and Section 8.1(d), the representations and warranties made by Seller in this Agreement shall survive the Closing until the date that is twenty-four (24) months from the Closing Date (the “General Survival Date”); provided, however, that if, at any time on or prior to the General Survival Date, any Indemnitee delivers to Seller a written notice alleging the existence of an inaccuracy in or a breach of any such representation or warranty and asserting facts reasonably expected to establish a claim for recovery under Section 8.2 based on such alleged inaccuracy or breach, then the relevant representation and warranty solely to the extent related to the claim for recovery shall survive the General Survival Date until such time as such claim is fully and finally resolved.

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(ii)Subject to Section 8.1(d) and notwithstanding anything to the contrary contained in Section 8.1(a)(i), the representations and warranties made by Seller in Sections 3.2 (Authority), 3.6(b) (Title to Assets), 3.12 (Taxes), 3.13 (Intellectual Property), 3.19 (Labor Matters) and 3.20 (Employee Benefit Plans) shall survive the Closing until the date that is ninety (90) days following the expiration of the statute of limitations applicable to the Indemnitees’ right of recovery for the inaccuracy in or breach thereof (including any waiver, extension or mitigation thereof); provided, however, that if, at any time on or prior to the date that is ninety (90) days following the expiration of the applicable statute of limitations (including any waiver, extension or mitigation thereof), any Indemnitee delivers to Seller a written notice alleging the existence of an inaccuracy in or a breach of any such representation or warranty and asserting facts reasonably expected to establish a claim for recovery under Section 8.2 based on such alleged inaccuracy or breach, then the relevant representation or warranty solely to the extent related to the claim for recovery shall survive the date that is ninety (90) days following the expiration of the applicable statute of limitations (including any waiver, extension or mitigation thereof) until such time as such claim is fully and finally resolved.
(b)Buyer Representations. All representations and warranties made by Buyer in this Agreement shall terminate and expire at the Closing, and any liability of Buyer with respect to such representations and warranties shall thereupon cease.
(c)Survival of Covenants. All covenants and agreements of the parties hereto contained herein that contemplate performance (i) on or before the Closing will continue in full force and effect after the Closing until the General Survival Date and (ii) after the Closing shall survive the Closing until fully performed or complied with.
(d)Intentional Misrepresentation; Fraud. The limitations set forth in Section 8.1(a)(i), Section 8.1(a)(ii) and Section 8.1(b) shall not apply in the event of any intentional misrepresentation, intentional misconduct or fraud, each shall survive the Closing indefinitely.
Section 8.2. Indemnification by Seller. From and after the Closing (but subject to Section 8.1 and Section 8.3), Seller shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred at any time by any of the Indemnitees or to which any of the Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any Third Party Claim) and which arise from or as a result of, or are connected with:
(a)any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement, in any Ancillary Agreement or in any other agreement, document, certificate or instrument entered into or delivered by or on behalf of Seller under or pursuant to this Agreement or in connection with the transactions contemplated hereby;
(b)any breach or non-fulfillment of any covenant or other obligation of or to be performed by Seller in this Agreement, in any Ancillary Agreement, or any other agreement, document, certificate or instrument entered into or delivered by or on behalf of Seller under or pursuant to this Agreement or in connection with the transactions contemplated hereby;
(c)any Excluded Liability; and
(d)any Excluded Asset.
Section 8.3. Limitations.

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(a)Basket.
(i)Seller shall not be required to make any indemnification payment pursuant to Section 8.2 until such time as the total amount of all Damages against which the Indemnitees would otherwise be entitled to be indemnified under Section 8.2 exceeds $[*****] (the “Basket Amount”) in the aggregate. [*****].
(ii)The limitation set forth in Section 8.3(a)(i) shall not apply (and shall not limit the indemnification or other obligations of Seller): (A) in the event of intentional misrepresentation, intentional misconduct or fraud; or (B) to any Fundamental Claim.
(b)Liability Cap for Breaches of Representations and Warranties. Recourse by the Indemnitees under Section 8.2 shall be limited to an aggregate amount equal to the (i) the Escrow Amount plus (ii) any Earn-Out Payments actually paid to Seller pursuant to Section 2.11 on or prior to the General Survival Date; provided, however, that the limitations set forth in this Section 8.3(b) shall not apply (and shall not limit the indemnification or other obligations of Seller): (x) in the event of intentional misrepresentation, intentional misconduct or fraud; or (y) to any Fundamental Claim.
(c)Overall Liability Cap. Except in the event of intentional misrepresentation, intentional misconduct or fraud, recourse by the Indemnitees in respect of the Fundamental Claims shall be limited to an aggregate amount equal to the sum of (i) the Final Cash Consideration plus (ii) any Earn-Out Payments actually paid to Seller pursuant to Section 2.11 (inclusive of the Escrow Amount).
(d)Qualifications. For purposes of Section 8.2, with respect to each representation, warranty, covenant or agreement contained in this Agreement that is subject to a “materiality,” “material,” “Material Adverse Effect,” “in all material respects” or similar qualification (but not including knowledge, Seller’s Knowledge or Knowledge of Seller), any such qualification shall be disregarded for purposes of calculating the amount of any Damages that is subject to indemnification hereunder.
Representations Not Limited. Seller agrees that the Indemnitees’ rights to indemnification, compensation and reimbursement contained in this Article 8 relating to the representations, warranties, covenants and obligations of Seller are part of the basis of the bargain contemplated by this Agreement; and such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Indemnitees shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any knowledge on the part of any of the Indemnitees or any of their Representatives, regardless of whether obtained through any investigation by any Indemnitee or any Representative of any Indemnitee or through disclosure by Seller or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.
(e)Insurance. The amount of any Damages subject to indemnification under Section 8.2 shall be calculated net of any insurance proceeds or any indemnity, contribution or similar payment actually recovered by the applicable Indemnitee for such Damages, net of all reasonable and documented costs of collection. Each Indemnitee shall use, and shall cause its Affiliates to use, commercially reasonable efforts (which the parties agree does not require any party to commence any litigation or other Proceedings) to seek recovery under all insurance covering such Damages to the same extent as it would if such Damages were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by an Indemnitee with respect to any Damages for which such Indemnitee has been indemnified hereunder and such insurance or other recovery would result in duplicative recovery by such Indemnitee, then a refund

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equal to the aggregate amount of the insurance or other recovery shall be made promptly by such Indemnitee to the applicable Indemnitor, net of all reasonable and documented costs of collection.
(f)Non-Reliance. Except for the representations and warranties contained in Article 3, Buyer acknowledges and agrees that none of Seller or its Affiliates or Representatives nor any other Person makes any other express, implied or statutory representation or warranty with respect to Seller, the Business, the Transferred Assets or otherwise, including any implied warranties of merchantability, fitness for a particular purpose, title, enforceability or non-infringement or with respect to any projections, estimates and budgets for Seller.
(g)Calculation of Damages. Except in the event of fraud or to the extent actually awarded and paid to a third party, any claim for Damages will be calculated without regard to reductions or diminutions in value, lost opportunities or other speculative damages. Any claim for Damages will be calculated such that costs and expenses (including those incurred in investigating, defending or resolving any applicable Third Party Claim) shall constitute Damages if and solely to the extent that such underlying Third-Party Claim is indemnifiable hereunder (without taking into account such costs and expenses).
(h)Transferred Software. Notwithstanding anything to the contrary, Seller shall have no obligation or liability with respect to any Damages or Third Party Claims to the extent they arise from or as a result of, or are connected with: (i) any use or other exploitation of the Transferred Software by or on behalf of Buyer outside of the Buyer Exclusive Field (as defined in the Software License Agreement), (ii) any modification to the Transferred Software made by or on behalf of Buyer to the extent such Damages or Third Party Claims arose due to such modifications, or (iii) any combination of the Transferred Software by or on behalf of Buyer with any product, technology, information, data, goods, services, or other materials (except if such combination was a combination by Buyer with the same type of product, technology, information, data, goods, services or other materials that Seller had combined Transferred Software with prior to the Effective Date (as defined in the Software License Agreement)).
Section 8.4. No Contribution. Seller waives, and Seller acknowledges and agrees that Seller shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against Buyer in connection with any indemnification obligation or any other Liability to which Seller may become subject under or in connection with this Agreement, any Ancillary Agreement or any other agreement, document, certificate or instrument entered into or delivered by or on behalf of Seller under or pursuant to this Agreement or in connection with the transactions contemplated hereby. Effective as of the Closing, Seller expressly waives and releases any and all rights of subrogation, contribution, advancement, indemnification or other claim against Buyer.
Section 8.5. Defense of Third Party Claims.
(a)    In the event of the assertion or commencement by any Person, other than a party hereto, of any claim or Proceeding (whether against Buyer or any other Person) with respect to which Seller may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 8.2 (a “Third Party Claim”), Buyer shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own. If Buyer so proceeds with the defense of any such Third Party Claim:
(i) subject to the other provisions of this Article 8, all reasonable expenses relating to the defense of such Third Party Claim shall be borne and paid by Seller (subject to the limits on liability herein and provided that the underlying Third Party Claim is indemnifiable hereunder);

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(ii) Seller shall make available to Buyer any documents and materials in their or their Affiliates’ possession or control that may be necessary to the defense of such Third Party Claim; and
(iii)Buyer may not settle, adjust or compromise such Third Party Claim without the consent of Seller (it being understood that if Buyer requests that Seller consent to a settlement, adjustment or compromise, Seller shall not unreasonably withhold or delay such consent; provided that it shall be deemed reasonable for the Seller to withhold such consent if the Seller believes in good faith that there is not any underlying basis for indemnification with respect to such settlement or compromise).
(b)If Buyer does not elect to proceed with the defense of any such Third Party Claim, Seller may proceed with the defense of such Third Party Claim with counsel reasonably satisfactory to Buyer; provided, however, that Seller may not settle, adjust or compromise any such Third Party Claim without the prior written consent of Buyer (which consent may not be unreasonably withheld or delayed). Buyer shall give Seller prompt notice of the commencement of any such Third Party Claim against any Indemnitee; provided, however, that any failure on the part of Buyer to so notify Seller shall not limit any of the obligations of Seller under this Article 8 (except to the extent such failure materially prejudices the defense of such Third Party Claim).
(c)In connection with a Third Party Claim, the Indemnitee claiming indemnification shall reasonably cooperate with Seller, at Seller’s sole cost and expense, and make available to Seller all pertinent information under its control that may be necessary in connection with the defense or prosecution of such Third Party Claim; provided, however, that any materials that are confidential or subject to the attorney-client privilege shall not be disclosed by the Indemnitee other than as needed for such defense or prosecution, and Seller agrees to enter into a commercially reasonable confidentiality and non-use agreement with the Indemnitee with respect to such information. Without limiting the generality of the foregoing, Buyer will, and will cause its employees to, reasonably cooperate with Seller, at Seller’s sole cost and expense, in connection with any matter for which the Seller is the indemnifying party. Such cooperation may include, without limitation, (i) assisting in the collection and preparation of discovery materials, (ii) on a mutually convenient basis and at mutually agreeable times and places meeting with (and making employees reasonably available on a mutually convenient basis and at mutually agreeable times and places to meet with) Seller and/or its counsel to prepare for and/or appear as witnesses at depositions, court proceedings and/or trial and (iii) providing to Seller and/or its counsel all information under the control of Buyer or any of its Affiliates that is deemed necessary by Seller and/or its counsel for the defense or prosecution of such Third Party Claim (provided, however, that any materials that are confidential or subject to the attorney-client privilege shall not be disclosed other than as needed for such defense or prosecution, and Seller agrees to enter into a commercially reasonable confidentiality and non-use agreement with respect to such information).
Section 8.6. Indemnification Claim Procedure.
(a)If any Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Article 8 or for which it is or may be entitled to a monetary remedy (such as in the case of a claim based on fraud or intentional misrepresentation by Seller), such Indemnitee may deliver a notice of claim (a “Notice of Claim”) to Seller and, to the extent funds remain in the Escrow Account, to the Escrow Agent. Each Notice of Claim shall: (i) state that such Indemnitee believes in good faith that such Indemnitee is or may be entitled to indemnification, compensation or reimbursement under this Article 8 or is or may otherwise be entitled to a monetary remedy; (ii) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Damages that the Indemnitee believes

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have arisen and may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).
(b)During the thirty (30)-day period commencing upon delivery by an Indemnitee to Seller of a Notice of Claim (the “Dispute Period”), Seller may deliver to the Indemnitee who delivered the Notice of Claim and, to the extent funds remain in the Escrow Account, to the Escrow Agent a written response (the “Response Notice”) in which Seller: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (such agreed portion, the “Agreed Amount”) is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnitee. If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting Seller’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if Seller asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If no Response Notice is delivered prior to the expiration of the Dispute Period, then Seller shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnitee.
(c)If: (i) Seller delivers a Response Notice agreeing that the full Claimed Amount is owed to the Indemnitee; or (ii) Seller does not deliver a Response Notice during the Dispute Period, then, within three (3) Business Days following the receipt of such Response Notice by the Indemnitee (or, to the extent funds remain in the Escrow Account, by the Escrow Agent) or within three (3) Business Days after the expiration of the Dispute Period, as the case may be: (A) to the extent funds remain in the Escrow Account, the Escrow Agent shall release to the applicable Indemnitee from the Escrow Account an amount in cash equal to the full Claimed Amount (or such lesser amount as may remain in the Escrow Account)); provided, however, that to the extent the funds in the Escrow Account are insufficient to cover the Claimed Amount, Seller shall, subject in all respects to Section 8.8, promptly pay to the applicable Indemnitee the amount by which the Claimed Amount exceeds the remaining funds in the Escrow Account; or (B) to the extent no funds remain in the Escrow Account, Seller shall, subject in all respects to Section 8.8, promptly pay to the applicable Indemnitee an amount in cash equal to the full Claimed Amount.
(d)If Seller delivers a Response Notice during the Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnitee, then within three (3) Business Days following the receipt of such Response Notice: (i) to the extent funds remain in the Escrow Account, the Escrow Agent shall release to the applicable Indemnitee from the Escrow Account an amount in cash equal to the Agreed Amount (or such lesser amount as may remain in the Escrow Account)); provided, however, that to the extent the funds in the Escrow Account are insufficient to cover the Agreed Amount, Seller shall, subject in all respects to Section 8.8 promptly pay to the applicable Indemnitee the amount by which the Agreed Amount exceeds the remaining funds in the Escrow Account; or (ii) to the extent no funds remain in the Escrow Account, Seller shall, subject in all respects to Section 8.8, promptly pay to the applicable Indemnitee an amount in cash equal to the Agreed Amount.
(e)If Seller delivers a Response Notice during the Dispute Period indicating that there is a Contested Amount, Seller and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and Seller resolve such dispute, a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and Seller.

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Within three (3) Business Days following the execution of such settlement agreement (or such shorter period of time as may be set forth in the settlement agreement): (i) to the extent funds remain in the Escrow Account, Seller and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the applicable Indemnitee from the Escrow Account an amount in cash equal to the Stipulated Amount (or such lesser amount as may remain in the Escrow Account)); provided, however, that to the extent the funds in the Escrow Account are insufficient to cover the Stipulated Amount, Seller shall, subject in all respects to Section 8.8, promptly pay to the applicable Indemnitee the amount by which the Stipulated Amount exceeds the remaining funds in the Escrow Account; or (ii) to the extent no funds remain in the Escrow Account, Seller shall, subject in all respects to Section 8.8, promptly pay to the applicable Indemnitee an amount in cash equal to the Stipulated Amount.
(f)In the event that there is a dispute relating to any Notice of Claim or any Contested Amount (whether it is a matter between any Indemnitee, on the one hand, and Seller, on the other hand, or it is a matter that is subject to a Third Party Claim brought against any Indemnitee), that remains unresolved after application of the terms of this Section 8.6, such dispute shall be settled in accordance with Section 8.7 hereof.
Section 8.7.    Setoff. In addition to Section 8.5 and any rights of setoff or other similar rights that Buyer or any of the other Indemnitees may have at common law or otherwise, Buyer shall have the right to withhold and deduct from any sum that is or may be owed to Seller hereunder (including any Earn-Out Payment that is earned pursuant to Section 2.11) any amount that is otherwise payable by Seller to any Indemnitee under this Article 8.
Section 8.8. Source of Payment.
(a)Notwithstanding any provision of this Agreement to the contrary, the parties hereby acknowledge and agree that the Indemnitees shall first seek reimbursement on account of Damages for any claims brought under this Article 8 from the Escrow Account until the Escrow Amount (including any interest accrued or income otherwise earned on the Escrow Amount) has been fully exhausted or otherwise released in accordance with the terms of the Escrow Agreement prior to Buyer exercising its rights pursuant to Section 8.7 on account of such Damages or seeking reimbursement from Seller on account of such Damages; provided, however, that Buyer shall not be entitled to seek reimbursement from Seller on account of such Damages directly unless and until any Earn-Out Payment that is due and payable has been fully offset against.
(b)If Seller is determined to owe an amount pursuant to this Article 8 to any Indemnitee that may be satisfied from Seller directly (a “Seller Payment Obligation”), then Seller shall deliver an amount equal to such Seller Payment Obligation to such Indemnitee by wire transfer of immediately available funds to an account designated in writing by such Indemnitee.
Section 8.9. Exercise of Remedies Other Than by Buyer. No Indemnitee (other than Buyer or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Buyer or any successor thereto or assign thereof, as the case may be, shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
Section 8.10. Escrow Release.
(a)If the funds remaining in the Escrow Account, including any interest accrued or income otherwise earned thereon, as of the General Survival Date (the “Escrow Balance”) exceed the aggregate dollar amount, as of the General Survival Date, of Claimed Amounts and Contested Amounts

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associated with all indemnification claims contained in any Notice of Claim delivered by an Indemnitee that have not been finally resolved and paid prior to the General Survival Date in accordance with Section 8.6 (each, an “Unresolved Escrow Claim” and the aggregate dollar amount of such Claimed Amounts and Contested Amounts as of the General Survival Date being referred to as the “Pending Claim Amount”), then Buyer and Seller shall, within three (3) Business Days following the General Survival Date, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account an amount equal to the Escrow Balance minus the Pending Claim Amount to Seller.
(b)Following the General Survival Date, if an Unresolved Escrow Claim is finally resolved, Buyer and Seller shall, within three (3) Business Days after the final resolution of such Unresolved Escrow Claim, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account: (i) to the applicable Indemnitee an amount determined in accordance with Section 8.6, and (ii) to Seller an amount equal to the amount (if any) by which the amount of funds remaining in the Escrow Account, including any interest accrued or income otherwise earned thereon, as of the date of resolution of such Unresolved Escrow Claim exceeds the aggregate amount of the remaining Pending Claim Amount.
Section 8.11. Waiver of Consequential Damages. Notwithstanding anything to the contrary set forth herein, except to the extent actually awarded and paid to a third party, no party shall be liable under this Agreement (including this Article 8) for any consequential Damages, punitive, special or indirect Damages, whether based on contract, tort, strict liability or otherwise, relating to any breach of this Agreement.
Section 8.12. Exclusive Remedy. Except: (a) for equitable relief (excluding the doctrine of equitable indemnification), to which any party hereto may be entitled pursuant to this Agreement; (b) for Damages resulting from or arising out of fraud, intentional misconduct or intentional misrepresentation; and (c) as otherwise expressly provided in this Agreement, after the Closing the indemnification provided in this Article 8 shall be the sole and exclusive remedy of the parties for monetary damages for any breach of any representation, warranty or covenant contained in this Agreement.
Section 8.13. Agreement of Indemnifying Shareholders. The Indemnifying Shareholders, severally (based on each Indemnifying Shareholder’s Pro Rata Share) and not jointly, hereby absolutely, unconditionally and irrevocably guarantee to the Indemnitees the full and timely payment of any and all Seller Payment Obligations if and when required to be paid by Seller in accordance with the provisions of this Article 8 (the “Shareholder Guaranteed Obligations”). The guaranty contemplated by this Section 8.13 is a continuing and unconditional guaranty of performance and payment, not collection. Without in any way limiting the prior sentence, the parties hereby acknowledge and agree that the guaranty contemplated by this Section 8.13 is a primary and not a secondary obligation, and upon breach by Seller of its obligations to pay any Seller Payment Obligation if and when required to be paid by Seller in accordance with the provisions of this Article 8, the applicable Indemnitee may seek payment and performance of the Shareholder Guaranteed Obligations from the Indemnifying Shareholders, severally (based on each Indemnifying Shareholder’s Pro Rata Share) and not jointly, without first seeking satisfaction of any or all of the Shareholder Guaranteed Obligations from Seller.

ARTICLE 9
TAX MATTERS
Section 9.1. Transfer Taxes. Each of Seller and Buyer shall pay fifty percent (50%) of all transfer, documentary, value added sales, use, stamp, registration and other such Taxes and all conveyance

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fees, recording charges, and other fees and charges (including any penalties and interest) resulting from the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”). Seller shall file any required Transfer Tax filings, provided that Buyer shall join in any such filing if required by applicable Law. Each of Buyer and Seller shall also provide the other with any exemption certificate or its equivalent to support any reasonable exemption from sales taxes claimed in respect of the Transferred Assets.
Section 9.2. Cooperation. Buyer and Seller shall reasonably cooperate, and shall cause their respective Affiliates, and their Affiliates’ respective officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Each of Buyer and Seller recognize that the other may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by it, to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer and Seller each agree: (a) to properly retain and maintain such records until such time as Buyer and Seller agree in writing that such retention and maintenance is no longer necessary; and (b) to allow the other party and its respective agents, auditors and representatives, at times and dates mutually acceptable to the parties hereto, to inspect, review and make copies of such records as such party or its agents, auditors or representatives may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the expense of the requesting party.
ARTICLE 10
TERMINATION
Section 10.1. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a)by the mutual written consent of Buyer and Seller;
(b)by Seller, by written notice from Seller to Buyer, if the Closing shall not have occurred on or before the day that is sixty (60) days following the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to Seller if the failure of Seller to fulfill any of its obligations under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(c)by Buyer, by written notice from Buyer to Seller, if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to Buyer if the failure of Buyer to fulfill any of its obligations under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(d)by Seller, by written notice from Seller to Buyer, if: (i) there exists a breach of or inaccuracy in any representation or warranty made by Buyer in this Agreement such that the condition set forth in Section 7.2(a) is not capable of being satisfied; or (ii) Buyer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by it such that the condition set forth in Section 7.2(b) is not capable of being satisfied and, in the case of clauses (i) and (ii), such breach is incapable of being cured or, if capable of being cured, is not cured by Buyer prior to the earlier of: (x) twenty (20) days after receipt of written notice thereof from Seller or (y) the Outside Date;
(e)by Buyer, by written notice from Buyer to Seller, if: (i) there exists a breach of or inaccuracy in any representation or warranty made by Seller in this Agreement such that the condition set

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forth in Section 7.1(a) is not capable of being satisfied; or (ii) Seller shall have breached any of the covenants or agreements contained in this Agreement to be complied with by it such that the condition set forth in Section 7.1(b) is not capable of being satisfied and, in the case of clauses (i) and (ii), such breach is incapable of being cured or, if capable of being cured, is not cured by Seller prior to the earlier of: (x) twenty (20) days after receipt of written notice thereof from Buyer or (y) the Outside Date; or
(f)by Buyer, by written notice from Buyer to Seller, or Seller, by written notice from Seller to Buyer, if: (i) any Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise restricting or prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non- appealable; or (ii) any Governmental Entity shall have enacted, issued or promulgated any Law which has the effect of making consummation of the transactions contemplated by this Agreement illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement.
Section 10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no further effect, and there shall be no Liability or obligation on the part of Buyer, Seller, any of their respective Affiliates, or any of their respective officers, directors, equityholders, managers or partners, and all rights and obligations of the parties hereunder shall cease; provided, however, that notwithstanding the foregoing: (a) the provisions of (i) the Confidentiality Agreement and (ii) this Section 10.2 and Article 11 (except for Section 11.5) shall survive the termination of this Agreement and shall continue in full force and effect in accordance with their terms; and (b) nothing herein shall relieve any party hereto from liability for Damages incurred or suffered by the other party hereto as a result of any knowing and willful breach by such party of any of its covenants or other agreements set forth in this Agreement prior to the time of such termination.
ARTICLE 11
MISCELLANEOUS
Section 11.1. Publicity.
(a) The parties acknowledge and agree that the Class A Shareholders and the Chief Executive Officer of Buyer have formulated a communication plan. Other than the foregoing, none of the parties will make, issue or release (and none of the parties will cause or permit any of its Representatives, to make, issue or release) any public or industry announcement, statement or acknowledgment with respect to this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby, the Purchase Price or any other material terms of this Agreement or any of the transactions contemplated hereby, except by mutual consent of Buyer and Seller and except as required by any Law or the rules and regulations of any stock exchange governing the listing of any securities of any of the parties (or in the case of Buyer, the listing of any securities of Parent). Seller acknowledges and agrees that, as a publicly traded company, it is likely that Parent will be required to file a Form 8-K public disclosure with the Securities and Exchange Commission outlining the material terms of this Agreement, including the Purchase Price, and other key terms.
(b)Seller shall, and shall cause its Affiliates to, and shall instruct its and their respective Representatives to, hold in confidence the existence of this Agreement, the Ancillary Agreements, and the terms hereof and thereof, and each such Person shall not disclose any such information to any other Person; provided, however, that such Person may disclose any such information: (i) that as of the date of this Agreement is, or after the date of this Agreement becomes, generally available to the public other than through a breach by Seller, any of its Affiliates or any of its or their respective Representatives of their

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respective obligations under this Section 11.1(b); (ii) to its Tax, accounting or legal Representatives who have a need to know such information and are informed of the confidential nature of such information; (iii) as required by applicable Law, by any Governmental Entity or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over such Person; or (iv) with Buyer’s prior written consent.
Section 11.2. Amendment and Waiver. Any provision in this Agreement to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision set forth herein may be omitted or waived only by a written instrument signed by the parties hereto. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.
Section 11.3. Entire Agreement; Third Party Beneficiaries. This Agreement (including the Disclosure Schedule and the other documents and instruments referred to herein) and the Ancillary Agreements: (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement is hereby amended to automatically terminate in its entirety, effective as of the Closing; and (b) except as expressly provided herein, are not intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, benefits or remedies whatsoever. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule and the other documents and instruments referred to herein (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a representation or warranty), the statements in the body of this Agreement will control.
Section 11.4. Assignment; Binding Effect; No Third-Party Rights. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party hereto; provided, however, that without such prior written consent: (a) Buyer may assign its rights and/or delegate its obligations under this Agreement or any Ancillary Agreement (in whole but not in part) to any Affiliate of Buyer; (b) any or all of the rights and interests and/or obligations of Buyer under this Agreement or any Ancillary Agreement: (i) may be assigned and/or delegated to any purchaser of a substantial portion of the assets of Buyer or any of its Affiliates (whereupon Buyer shall cease to have any further liabilities or obligations hereunder and thereunder); and (ii) may be assigned as a matter of law to the surviving entity in any merger, consolidation, share exchange or reorganization involving Buyer or any of its Affiliates; and (c) Buyer and its Affiliates shall be permitted to collaterally assign, at any time and in their sole discretion, their respective rights hereunder to any lender or lenders providing financing to Buyer or any of its Affiliates (including any agent for any such lender or lenders) or to any assignee or assignees of such lender, lenders or agent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.
Section 11.5. Specific Performance and Other Remedies. The parties hereto agree that if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage will occur to the other party, no adequate remedy at law would exist and damages would be difficult to determine. Accordingly, the parties hereto acknowledge that the

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parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by the other party or to specific performance of the terms hereof, without posting any bond and without proving that monetary damages would be inadequate, in addition to any other remedy at law or equity. Neither party shall oppose, argue, contend or otherwise be permitted to raise as a defense that an adequate remedy at law exists or that specific performance or equitable or injunctive relief is inappropriate or unavailable with respect to any breach of this Agreement.
Section 11.6. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
Section 11.7. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed to have been duly given and effective: (a) on the date of transmission, if such notice or communication is sent via facsimile or electronic mail and receipt is confirmed, at the facsimile number or email address specified in this Section 11.7, prior to 5:00 p.m., Pacific Time, on a Business Day; (b) on the first Business Day after the date of transmission, if such notice or communication is sent via facsimile at the facsimile number specified in this Section 11.7 (i) at or after 5:00 p.m., Pacific Time, on a Business Day or (ii) on a day that is not a Business Day; (c) when received, if sent by nationally recognized overnight courier service; or (d) upon actual receipt by the party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable party by like notice) shall be as follows:
(A)if to Seller or the Class A Shareholders, to:
Intelisys Communications, Inc.
1318 Redwood Way, Suite 120
Petaluma, California 94954
Attention: Rick Sheldon
Telephone: (707) 235-3711
Facsimile: (707) 792-4908
Email: rsheldon@intelisys.com
with a copy (which shall not constitute notice) to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
1200 Seaport Boulevard
Redwood City, CA 94063
Attention: Jared Grauer
Telephone: (650) 463-5274
Facsimile: (877) 228-0134
Email: jgrauer@gunder.com
(B)if to Buyer, to:

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ScanSource, Inc.
6 Logue Court
Greenville, South Carolina 29615
Attention: General Counsel
Telephone: (864) 286-4682
Facsimile: (864) 286-4886
Email: john.ellsworth@scansource.com
with a copy (which shall not constitute notice) to:
Stradling Yocca Carlson & Rauth, P.C.
100 Wilshire Boulevard, 4th Floor
Santa Monica, California 90401
Attention: David M. Smith, Esq.
Telephone: (424) 214-7024
Facsimile: (424) 214-7010
Email: dsmith@sycr.com
Section 11.8. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any state Law claim, controversy or dispute) that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of law provisions thereof or of any other jurisdiction. Each party hereto agrees and acknowledges that the application of the Laws of the State of Delaware is reasonable and appropriate based upon the parties’ respective interests and contacts with the State of Delaware. Each of the parties waives any right or interest in having the Laws of any other state, including specifically, state Law regarding the statute of limitation or other limitations period, apply to any party’s state Law claim, controversy or dispute which in any way arises out of or relates to this Agreement or the transactions contemplated hereby.
Section 11.9. Arbitration.
(a)All Proceedings arising out of or relating to this Agreement or the breach, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by binding arbitration in Atlanta, Georgia. The arbitration shall be administered by JAMS, Inc. pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award of the arbitrator(s) may be entered in any court having jurisdiction. The arbitration shall be conducted before a single arbitrator for all disputes involving an amount of less than $5,000,000, and shall be conducted before three (3) arbitrators for all disputes involving an amount equal to or greater than $5,000,000, and shall be conducted in accordance with the rules and regulations promulgated by JAMS, Inc. unless specifically modified herein. For arbitrations requiring three (3) arbitrators, each party shall select one (1) arbitrator and the two (2) selected arbitrators shall select the third (3rd) arbitrator who shall be the chair of the arbitration panel. The costs of such arbitration, including the fees of the arbitrator(s), shall be borne equally by the parties hereto.
(b)In connection with the arbitration proceeding, Buyer, on the one hand, and Seller, on the other hand, shall each have the right to serve and conduct discovery upon the parties to the arbitration and third party witnesses, in each case to the fullest extent permitted by the Laws of the State of Delaware.

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(c)The decision and award of the arbitrator(s) shall be made and delivered within thirty (30) days of the closing of the arbitration hearing. The decision of the arbitrator(s) shall be accompanied by a letter setting forth a reasoned basis for any award of damages or finding of liability. The prevailing party in any Proceeding between the parties arising out of or relating to this Agreement or the breach, enforcement, interpretation or validity thereof shall be entitled to an award of attorneys’ fees and costs against the losing party, in such amount as the arbitrator(s) shall determine.
Section 11.10. Construction. The parties hereto have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumptions or burdens of proof shall arise favoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form. As used in this Agreement, the word “including” and its derivatives means “without limitation” and its derivatives, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. As used in this Agreement, the term “commercially reasonable efforts” shall not include any obligation of Buyer to expend money (other than nominal amounts), commence or participate in any judicial or administrative action, proceeding or investigation or grant any material accommodation (financial or otherwise) to any Person. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Reference in this Agreement to any legal term for any Law, action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept or thing shall in respect of any jurisdiction other than the United States be deemed to include that legal concept or thing in that other jurisdiction which most nearly approximates that United States legal term (in addition to any other analogous legal concept or term specified). Any capitalized terms used in any schedule (including the Disclosure Schedule) or exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in Seller’s industry or in general commercial usage). Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person. All references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States dollars. Time is of the essence in the performance of the parties’ respective obligations under this Agreement. Any item disclosed in any particular section or subsection of the Disclosure Schedule shall be deemed to be disclosed in any other section or subsection of the Disclosure Schedule if the relevance of such item to the other section or subsection is readily apparent on the face of such disclosure.
Section 11.11. Expenses. Except as otherwise explicitly provided for herein, each of the parties hereto will bear all legal, accounting, and other fees and expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.
Section 11.12. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which shall be considered one and the same agreement, and shall become effective when each party has received counterparts signed by each of the other parties, it being understood and agreed that delivery of a signed counterpart signature page to this Agreement by facsimile transmission, by electronic mail in portable document format (“.pdf’) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof.

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[Signature Page Follows]
IN WITNESS WHEREOF, each of Buyer, Seller, the Class A Shareholders and Guarantor (solely for purposes of Section 2.8(d)) have caused this Agreement to be executed on the date first set forth above.
BUYER:

INTELISYS, INC.

By:    /s/ John Ellsworth
Name: John Ellsworth
Title: Secretary

SELLER:

INTELISYS COMMUNICATIONS, INC.

By:    /s/ Jay Bradley
Name: Jay Bradley
Title: President

CLASS A SHAREHOLDERS:

/s/ Richard Dellar
Richard Dellar

/s/ Rick S. Sheldon
Rick S. Sheldon

/s/ Dana Topping
Dana Topping

GUARANTOR (SOLELY FOR PURPOSES OF SECTION 2.8(D)):

SCANSOURCE, INC.

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By:    /s/ John Ellsworth
Name: John Ellsworth
Title: Secretary, Executive Vice President and General Counsel

Disclosure Schedules and Exhibits are not filed herewith pursuant to Item 601(b)(2) of Regulation S-K.  ScanSource, Inc. will supplementally provide a copy of such schedules to the Commission upon request.

EXHIBIT A
DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
“2017 Earn-Out Payment” means the amount, if any, that Buyer shall be required to pay to Seller in respect of the 2017 Earn-Out Period pursuant to Section 2.11(a).
“2017 Earn-Out Period” means the fiscal year ending June 30, 2017.
“2018 Earn-Out Payment” means the amount, if any, that Buyer shall be required to pay to Seller in respect of the 2018 Earn-Out Period pursuant to Section 2.11(a).
“2018 Earn-Out Period” means the fiscal year ending June 30, 2018.
“2019 Earn-Out Payment” means the amount, if any, that Buyer shall be required to pay to Seller in respect of the 2019 Earn-Out Period pursuant to Section 2.11(a).
“2019 Earn-Out Period” means the fiscal year ending June 30, 2019.
“2020 Earn-Out Payment” means the amount, if any, that Buyer shall be required to pay to Seller in respect of the 2020 Earn-Out Period pursuant to Section 2.11(a).
“2020 Earn-Out Period” means the fiscal year ending June 30, 2020.
“Accounting Firm” means a nationally recognized CPA accounting firm.
“Accounts Receivable” has the meaning set forth in Section 2.1(b) of the Agreement.
“Acquisition Proposal” means any inquiry, proposal, or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of (a) all or any portion of the capital stock or other ownership interests in Seller, (b) all or any portion of the Business or the Transferred Assets, or (c) all or any portion of the business or assets of Seller, in each case of clauses (b) and (c), other than the disposition of assets in the Ordinary Course of Business.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first-mentioned Person. For purposes of this definition, “control” (including the terms “controls,” “controlled by” and “under common control with”), when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise.
“Affiliate Agreements” has the meaning set forth in Section 3.21 of the Agreement. “Agreed Amount” has the meaning set forth in Section 8.6(b) of the Agreement. “Agreement” has the meaning set forth in the Preamble of the Agreement.

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“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Escrow Agreement, the Employment Offer Letters, the IP Assignment Agreement, the Software License Agreement, and the Restrictive Covenant Agreements.
“Antitrust Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including the HSR Act.
“Assignment and Assumption Agreement” has the meaning set forth in Section 2.7(a)(ii) of the Agreement.
“Assumed Contracts” has the meaning set forth in Section 2.1(a) of the Agreement.
“Assumed Liabilities” has the meaning set forth in Section 2.3 of the Agreement.
“Base Consideration” means an amount in cash calculated in accordance with the provisions set forth on Section 2.8(a) of the Disclosure Schedules.
“Basket Amount” has the meaning set forth in Section 8.3(a)(i) of the Agreement.
“Bill of Sale” has the meaning set forth in Section 2.7(a)(i) of the Agreement.
“Books and Records” means all records, documents, lists, notes and files primarily relating to Seller, its assets and properties and the Business, including executed originals (or copies of executed originals when executed originals are not available) of all Tax Returns, Contracts, purchase orders, sales orders, price lists, lists of accounts, dealers, sales agents, sales partners, customers, vendors, supplier partners and other suppliers, employees, contractors, consultants and other personnel, shipping records, all product, business and marketing plans, service manuals, sales and product brochures and catalogs and other sales literature and materials, and historical sales data and all books, ledgers, files, financial statements and other financial and accounting records (and related work papers and correspondence from accountants), deeds, title policies, computer files, programs and retrieved programs, environmental studies and plans and business records, whether in hard copy, electronic form or otherwise.
“Business” has the meaning set forth in the Recitals of the Agreement.
“Business Confidential Information” has the meaning set forth in Section 6.6(a) of the Agreement.
“Business Consultant” means each individual retained by Seller or any Affiliate of Seller as an independent contractor or consultant to the Business.
“Business Data” means all data and personal information accessed, processed, collected, stored or disseminated by Seller in connection with any of the Business and/or the Transferred Assets, including any Personally Identifiable Information.
“Business Day” means any day other than Saturday, Sunday or any other day on which banks in Los Angeles, California or Greenville, South Carolina are required or permitted to be closed.
“Business Employee” means each individual employed by Seller or any Affiliate of Seller who devotes substantially all of his or her time to the Business.

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“Buyer” has the meaning set forth in the Preamble of the Agreement.
“Buyer Material Adverse Effect” has the meaning set forth in Section 4.1 of the Agreement.
“Cash” means all cash and cash equivalents (including marketable securities and short-term investments) held by Seller with respect to the Business, measured at the Closing.
“Cash Consideration” means an amount in cash equal to: (a) the Base Consideration minus (b) the amount of any Net Assets Decrease (or plus the amount of any Net Assets Increase).
“Cash Consideration Excess” has the meaning set forth in Section 2.9(d)(ii) of the Agreement.
“Cash Consideration Shortfall” has the meaning set forth in Section 2.9(d)(i) of the Agreement.
“Change of Control Payments” means any amounts (including severance, termination, “golden parachute,” Tax gross-up, transaction bonus or other similar payments) which become payable as a result of, based upon or in connection with the consummation of the transactions contemplated by the Agreement (either alone or in connection with any other event, whether contingent or otherwise) and which are owing to any current or former officers, employees, directors, consultants, independent contractors or equity holders of Seller pursuant to employment agreements, Contracts or other arrangements, including Seller’s share of Taxes payable with respect to all such amounts.
“Claimed Amount” has the meaning set forth in Section 8.6(a) of the Agreement.
“Class A Shareholder” has the meaning set forth in the Preamble of the Agreement.
“Class A Shareholders” has the meaning set forth in the Preamble of the Agreement.
“Class B Shareholder” means that certain shareholder of Seller set forth on Section 1.1 of the Disclosure Schedule.
“Closing” has the meaning set forth in Section 2.6 of the Agreement.
“Closing Balance Sheet” has the meaning set forth in Section 2.12(b) of the Agreement.
“Closing Consents” has the meaning set forth in Section 7.1(g) of the Agreement.
“Closing Date” has the meaning set forth in Section 2.6 of the Agreement.
“Closing Net Assets” means the Net Assets as of the Closing.
“Closing Statement” has the meaning set forth in Section 2.9(b) of the Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means the Nondisclosure Agreement, dated April 5, 2016, by and between Seller and ScanSource, Inc.
“Consent” means any approval, consent, ratification, permission, waiver, Order, Permit or authorization.

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“Contested Amount” has the meaning set forth in Section 8.6(b) of the Agreement.
“Continuing Affiliate Agreements” has the meaning set forth in Section 5.6 of the Agreement.
“Contract” means any legally binding written or oral contract, lease, license, deed, mortgage, indenture, sales order, accepted purchase order, note or other legally binding agreement, instrument, arrangement, promise, obligation, understanding, undertaking or commitment.
“Current Liabilities” means all current liabilities of the Business (consisting solely of the line item liabilities specified on Exhibit I attached to the Agreement), determined in accordance with GAAP, including any obligations under the Presidio Loan Documents; provided, however, that “Current Liabilities” shall not include any amounts included within Indebtedness, Change of Control Payments, Hired Employee Obligations or Transaction Expenses, or any other Excluded Liabilities.
“Damages” includes any loss, damage, injury, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including reasonable costs of investigation) or expense of any nature.
“Disclosure Schedule” has the meaning set forth in Article 3 of the Agreement. “Dispute Period” has the meaning set forth in Section 8.6(b) of the Agreement.
“Domain Name Registrar” means any entity that manages, registers or performs similar or related functions related to the use, reservation or ownership of domain names.
“Earn-Out Dispute Notice” has the meaning set forth in Section 2.11(b)(ii) of the Agreement.
“Earn-Out Payment” means the 2017 Earn-Out Payment, the 2018 Earn-Out Payment, the 2019 Earn-Out Payment or the 2020 Earn-Out Payment, as applicable.
“Earn-Out Period” means the 2017 Earn-Out Period, the 2018 Earn-Out Period, the 2019 Earn-Out Period or the 2020 Earn-Out Period, as applicable.
“EBITDA” means, for any period, with respect to the Business, Net Income for such period plus (a) without duplication and to the extent deducted in calculating Net Income for such period, the sum of: (i) interest expense for such period; (ii) federal, state, local and foreign corporate income Taxes during such period; (iii) the amount of depreciation and amortization expense deducted in determining Net Income; and (iv) any non-recurring items outside of normal operations reducing Net Income for such period; minus (b) without duplication and to the extent included in calculating Net Income for such period, any non-recurring items outside of normal operations increasing Net Income for such period, in each case, as determined in accordance with GAAP.
“Effect” has the meaning set forth within the definition of Material Adverse Effect.
“Employee Plan” means each: (a) “employee benefit plan,” as defined in Section 3(3) of ERISA; and (b) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, phantom equity or other equity-based compensation, employment, retention, consultant, severance, salary continuation, termination, change-of-control, Tax gross-up, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement maintained, sponsored, contributed to, or required to be contributed to, by Seller, any Affiliate of Seller or any ERISA Affiliate thereof for the

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benefit of any current or former employee, director, officer consultant or independent contractor of Seller or any Affiliate of Seller and under which Seller, any Affiliate of Seller or any ERISA Affiliate thereof has any Liability or could be expected to have any Liability.
“Employment Offer Letters” has the meaning set forth in Section 2.7(a)(vi) of the Agreement.
“Environment” means the indoor and outdoor environment and all media, including ambient air, surface water, groundwater, land surface or subsurface strata, and natural resources.
“Environmental Law” means any Law or other legal requirement pertaining to pollution, protection of health, safety or the Environment or exposure of Persons to Hazardous Materials, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Oil Pollution Act of 1990, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Emergency Planning and Community Right to Know Act, as amended, the Safe Drinking Water Act, as amended, the Occupational Safety and Health Act, as amended, and any foreign, state or local Laws analogous to any of the foregoing, as amended, together with all judicial interpretations thereof.
“Environmental Liabilities” means: (a) any fines, penalties or Liabilities arising out of or related to any violations of, or non-compliance with, Environmental Laws or Environmental Permits applicable to the Business or any Transferred Asset, including any costs associated with correcting any such violations or non-compliance, in each case first arising or occurring, whether known or unknown, at or prior to the Closing; (b) any fines, penalties or Liabilities attributable to violations of, or non-compliance with, Environmental Laws or Environmental Permits that occur or arise after the Closing, to the extent that such fines, penalties or Liabilities, or any portion thereof, are attributed to the period prior to the Closing; (c) Liabilities relating to, or resulting or arising from, the off-site transportation, storage, treatment, recycling of Hazardous Materials generated by, or on behalf of Seller in connection with the Business or any Transferred Asset prior to the Closing, including claims related to loss of life, injury to persons or property or remediation; and (d) any Liability or costs arising from or related to any Environmental Release, threatened Environmental Release, or exposure of any Person to any Hazardous Material, in each case first arising or occurring, whether known or unknown, at or prior to the Closing at any location attributable or related to the Business or the Transferred Assets.
“Environmental Permit” means any Permit required, issued, held or obtained pursuant to any Environmental Law or pertaining to any Hazardous Material.
“Environmental Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials into the Environment, including the abandonment or discarding of any containers.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with Seller or an Affiliate of Seller as a single employer within the meaning of Section 414 of the Code.
“Escrow Account” means an account established by the Escrow Agent pursuant to the Escrow Agreement.

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“Escrow Agent” means Wells Fargo Bank, N.A.
“Escrow Agreement” has the meaning set forth in Section 2.10(a) of the Agreement.
“Escrow Balance” has the meaning set forth in Section 8.10(a) of the Agreement.
“Escrow Amount” means an amount (rounded up to the nearest whole dollar) equal to ten percent (10%) of the Estimated Cash Consideration, to be deposited at the Closing in the Escrow Account with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, including any interest accrued or income otherwise earned thereon.
“Estimated Cash Consideration” has the meaning set forth in Section 2.9(a) of the Agreement.
“Estimated Closing Net Assets” has the meaning set forth in Section 2.9(a) of the Agreement.
“Estimated Closing Statement” has the meaning set forth in Section 2.9(a) of the Agreement.
“Estimated Net Assets Decrease” means the amount, if any, by which the Target Net Assets exceed the Estimated Closing Net Assets.
“Estimated Net Assets Increase” means the amount, if any, by which the Estimated Closing Net Assets exceed the Target Net Assets.
“Evaluation Material” means any information, documents or materials regarding the Business furnished or made available to Buyer and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by the Agreement.
“Excluded Assets” has the meaning set forth in Section 2.2 of the Agreement.
“Excluded Liabilities” has the meaning set forth in Section 2.4 of the Agreement.
“Export Control and Import Laws” has the meaning set forth in Section 3.25(a) of the Agreement.
“Final Cash Consideration” has the meaning set forth in Section 2.9(c)(ii) of the Agreement.
“Final Earn-Out Payment” has the meaning set forth in Section 2.11(d) of the Agreement.
“Final Price Allocation” has the meaning set forth in Section 2.12(b) of the Agreement.
“Financial Statements” has the meaning set forth in Section 3.4(a) of the Agreement.
“Fundamental Claims” means any claim for indemnification, compensation or reimbursement by any Indemnitee against Seller under Article VIII: (a) for inaccuracies in or breaches of any of the representations and warranties made by Seller in Sections 3.2 (Authority), 3.6(b) (Title to Assets), 3.12 (Taxes), 3.13 (Intellectual Property), 3.19 (Labor Matters) and 3.20 (Employee Benefit Plans) of the Agreement; (b) pursuant to Section 8.2(b) of the Agreement; (c) pursuant to Section 8.2(c) of the Agreement; or (d) pursuant to Section 8.2(d) of the Agreement.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time and applied consistently throughout the periods involved.

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“General Survival Date” has the meaning set forth in Section 8.1(a)(i) of the Agreement.
“Governmental Entity” means any federal, provincial, state, municipal, local or foreign court or tribunal, administrative or regulatory body, agency or commission, or any other governmental authority or instrumentality.
“Guarantor” has the meaning set forth in the Preamble of the Agreement.
“Hazardous Material” means any substance, material, chemical, odor, heat, sound, vibration, radiation, or waste, or any combination of any of them that is regulated or defined by, or with respect to which Liability or standards of conduct are imposed under, any Environmental Law, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste,” or “toxic substance” under any provision of applicable Environmental Law, and including petroleum, petroleum products and byproducts, asbestos, presumed asbestos-containing-material or asbestos-containing-material, toxic molds, mycotoxins, urea formaldehyde, radioactive materials and polychlorinated biphenyls, but excluding office and janitorial supplies.
“Hired Employee” means any Business Employee that, at or prior to the Closing, accepts Buyer’s offer of employment and commences employment with Buyer or any of its Affiliates following the Closing.
“Hired Employee Obligations” means all Liabilities, arising or accruing prior to the Closing Date, with respect to the Hired Employees’ unpaid wages, cash or equity incentive compensation, accrued paid time off, accrued payroll, accrued unpaid commissions, accrued bonuses, accrued sick leave or vacation, accrued bereavement time, accrued floating holidays or other similar accrued paid time off, business expense reimbursements, and related Taxes accrued in the Ordinary Course of Business; provided, however, that “Hired Employee Obligations” shall not include Change of Control Payments.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
“Inbound IP Contract” has the meaning set forth in Section 3.13(c) of the Agreement.
“Indebtedness” of any Person or the Business means, as of any time and without duplication, the following obligations (whether or not then due and payable): (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all obligations to pay the deferred purchase price of assets, property or services (including purchase price adjustments, “holdback” or similar payments, and the maximum amount of any potential earn-out payments), other than current trade accounts payable incurred in the ordinary course of business; (c) all obligations to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP or conditional sales Contract or similar title retention instrument; (d) all negative balances in bank accounts and all overdrafts; (e) all accounts payable, trade debt, trade payables and other payment obligations that are past due in accordance with their applicable invoice or other terms governing the timing of payment; (f) all obligations relative to the maximum amount of any letter of credit or letter of guaranty (whether drawn or undrawn), bankers’ acceptance or similar instrument issued or created for the account of such Person or the Business; (g) all obligations secured by any Lien (other than Permitted Liens); and (h) all guaranties, sureties, assumptions and other contingent obligations in respect of, or to purchase or to otherwise acquire,

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Indebtedness or indebtedness of others; provided, however, that, solely with respect to the Business, “Indebtedness” shall not include any obligations under the Presidio Loan Documents.
“Indemnifying Shareholders” means, collectively, the Class A Shareholders.
“Indemnitees” means Buyer and its Affiliates and its and their respective equity holders, Representatives, successors and assigns.
“Insurance Policies” has the meaning set forth in Section 3.22(a) of the Agreement.
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world:(a) patents and patent applications, including reissues, divisions, continuations, continuations-in-part, extensions, and reexaminations thereof; (b) works of authorship and copyrights, and registrations and applications for registration thereof; (c) trademarks, service marks, trade dress, logos, trade names and other source identifiers, and registrations and applications for registration thereof; (d) trade secrets, business, technical and know-how information, including inventions, whether patentable or unpatentable, and confidential information; (e) rights of publicity and privacy; (f) computer software and firmware, including source code, object code, files, documentation and other materials related thereto; (g) proprietary databases and data compilations; (h) domain names and registrations and applications for registration thereof; (i) any other intellectual property; (j) copies and tangible embodiments of all of the foregoing, in whatever form or medium; and (k) rights in any of the foregoing, including rights to sue or recover and retain Damages for past, present, and future infringement, dilution, misappropriation or other violation of any of the foregoing.
“Interim Balance Sheet” has the meaning set forth in Section 3.4(a) of the Agreement.
“Interim Period” has the meaning set forth in Section 5.1(a) of the Agreement.
“Inventory” has the meaning set forth in Section 2.1(d) of the Agreement.
“IP Assignment Agreement” has the meaning set forth in Section 2.7(a)(xi) of the Agreement.
“IRS” means the United States Internal Revenue Service.
“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry and investigation, of any officer or director of Seller.
“Law” means any law (including common law), statute, code, ordinance, rule, regulation, Order or charge of any Governmental Entity.
“Leased Real Property” has the meaning set forth in Section 3.16(b) of the Agreement.
“Liabilities” means all direct or indirect Indebtedness, obligations, endorsements, claims, losses, damages, expenses, deficiencies, responsibilities and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due or whether known or unknown, asserted or unasserted, disputed or undisputed, joint or several, choate or inchoate, liquidated or unliquidated, secured or unsecured, vested or unvested, executory, determined, determinable or otherwise, of every kind and description, whenever or however arising (including, whether arising out of contract or tort, based on negligence or strict liability) and whether or not the same is required to be accrued on the financial statements of such Person or disclosed in the notes thereto).

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“Licensed Intellectual Property” means all Intellectual Property licensed to Seller that is used or held for use in connection with any of the Business and/or the Transferred Assets.
“Lien” means any lien, pledge, mortgage, deed of trust, encumbrance, claim or security interest, hypothecation, deposit, equitable interest, option, charge, judgment, attachment, right of way, encroachment, easement, servitude, restriction on transfer, restriction on voting, preferential arrangement or preemptive right, right of first refusal or negotiation or restriction of any kind.
“Management Employees” means those certain employees set forth on Section 6.7 of the Disclosure Schedule.
“Material Adverse Effect” means any change, effect, event, occurrence, development, matter, state of facts, series of events, or circumstance (any such item, an “Effect”) that, individually or in the aggregate with all other Effects, has, or would reasonably be expected to have or result in: (a) a material adverse effect on the assets (including intangible assets and rights), properties, liabilities, business, condition (financial or otherwise), operations or results of operations of the Business, the Transferred Assets or the Assumed Liabilities, taken as a whole, or (b) a material adverse effect on Seller’s ability to perform any of its obligations under the Agreement or to consummate any of the transactions contemplated by the Agreement; provided, however, that in the case of clause (a) only, none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or could reasonably be expected to be, a Material Adverse Effect: (i) any Effect arising out of or relating to (1) United States or global (or any region thereof) (A) economic, credit, financial or securities market conditions, including prevailing interest rates or currency rates or (B) regulatory or political conditions, or (2) acts of terrorism or sabotage, the outbreak, escalation or worsening of hostilities (whether or not pursuant to the declaration of a national emergency or war), man-made disasters, natural disasters (including hurricanes) or acts of god; (ii) any Effect arising out of or relating to factors, conditions, trends or other circumstances generally affecting any of the industries or markets in which the Business operates; (iii) any Effect arising out of or relating to any change in Law, GAAP, regulatory accounting requirements or interpretations thereof that apply to the Business (including the proposal or adoption of any new Law, or any change in the interpretation or enforcement of any existing Law), (iv) the taking of any action required to cause compliance with the terms of this Agreement or the failure to take any action prohibited by this Agreement or any action taken or failure to take action which Buyer has consented to or requested; (v) the taking of any action by Buyer or any its Affiliates, or (vi) any failure to meet financial projections, estimates or forecasts for any period (provided, that the underlying cause of such failure may, to the extent applicable, be considered in determining whether there is a “Material Adverse Effect”), except, in the case of clauses (i), (ii) and (iii), to the extent that such Effect has a disproportionate adverse effect on the Business, the Transferred Assets or the Assumed Liabilities, each, taken as a whole, as compared to the adverse impact such Effect has on other Persons operating in the industries or markets in which the Business is operated, in which case such disproportionate adverse effect may be taken into account in determining whether there has been, or could reasonably be expected to be, a Material Adverse Effect.
“Material Contract” has the meaning set forth in Section 3.15(a) of the Agreement.
“Material Sales Partners” has the meaning set forth in Section 3.23(a) of the Agreement.
“Material Supplier Partners” has the meaning set forth in Section 3.23(b) of the Agreement.

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“Net Assets” means an amount (which may be a negative or positive number) in U.S. dollars equal to (a) the Total Assets minus (b) the Current Liabilities.
“Net Assets Decrease” means the amount, if any, by which the Estimated Closing Net Assets exceeds the Closing Net Assets.
“Net Assets Increase” means the amount, if any, by which the Closing Net Assets exceeds the Estimated Closing Net Assets.
“Net Income” means, for any period, the net income (or loss) of the Business for such period (taken as a single accounting period), determined in accordance with GAAP.
“Notice of Claim” has the meaning set forth in Section 8.6(a) of the Agreement.
“Objection Notice” has the meaning set forth in Section 2.9(c)(i) of the Agreement.
“Open Source License” means any Contract that: (a) is substantially similar to any license identified as an “open source license” by the Open Source Initiative, including, by way of example, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License and BSD Licenses; (b) substantially conforms to the “Open Source Definition” defined by the Open Source Initiative; or (c) is generally considered an “open source” or “copyleft” license.
“Opening Balance Sheet” has the meaning set forth in Section 2.12(b) of the Agreement.
“Operating Model” has the meaning set forth in Section 2.11(h) of the Agreement.
“Order” means any order, writ, injunction, stipulation, judgment, ruling, assessment, arbitration award, plan or decree.
“Ordinary Course of Business” means the ordinary course of business of Seller with respect to the Business and the Transferred Assets, consistent with past custom and practice.
“Outbound IP Contract” has the meaning set forth in Section 3.13(d) of the Agreement.
“Outside Date” has the meaning set forth in Section 10.1(b) of the Agreement.
“Owned Intellectual Property” means all Intellectual Property in which Seller has (or purports to have) an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) and which are used or held for use in connection with any of the Business and/or the Transferred Assets.
“Parent Guaranteed Obligations” has the meaning set forth in Section 2.8(d) of the Agreement.
“Payoff Amounts” has the meaning set forth in Section 2.8(b)(i) of the Agreement.
“Payoff Letters” has the meaning set forth in Section 2.7(a)(iv) of the Agreement.
“Pending Claim Amount” has the meaning set forth in Section 8.10(a) of the Agreement.
“Permits” means all authorizations, licenses, variances, exemptions, orders, permits and approvals granted by or obtained from any Governmental Entity.

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“Permitted Liens” means: (a) Liens of carriers, warehousemen, mechanics, materialmen, and similar Liens arising or incurred in the Ordinary Course of Business and related to amounts that are not yet delinquent, provided an adequate reserve, determined in accordance with GAAP, has been established therefor on the Financial Statements; (b) Liens for Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith through appropriate proceedings, provided an adequate reserve, determined in accordance with GAAP, has been established therefor on the Financial Statements; (c) pledges or deposits made in the Ordinary Course of Business to secure obligations under workers’ compensation, unemployment insurance, social security or similar programs mandated by applicable legislation; (d) with respect to real property only, zoning restrictions, building codes and other land use Laws regulating the use or occupancy of property which are not material in amount or do not, individually or in the aggregate, materially detract from the value of or materially impair the existing use of the property affected by such Law (to the extent there are no violations of the same); (e) with respect to Owned Intellectual Property, licenses granted by Seller thereto; (f) with respect to Licensed Intellectual Property, contractual restrictions on the exercise of such Licensed Intellectual Property and (g) other Liens (other than monetary Liens) arising in the Ordinary Course of Business that are not incurred in connection with Indebtedness for borrowed money, that do not relate to Excluded Liabilities, and that do not, individually or in the aggregate, impair the value of the subject asset for the purposes for which it is used in connection with the Business or interfere with ownership or use of the subject asset in the Business as currently conducted or impair a subsequent sale of the Business.
“Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, any other business entity and any Governmental Entity.
“Personal Property Lease” means any Contract for Tangible Personal Property leased, subleased, licensed or otherwise conveyed to or by Seller.
“Personally Identifiable Information” means any specific and unique information relating to an identified or identifiable natural person (such as name, postal address, email address, telephone number, date of birth, Social Security number (or its equivalent), driver’s license number, account number, credit or debit card number or identification number).
“Presidio Loan Documents” means (a) that certain Business Loan Agreement dated May 5, 2016 by and between Presidio Bank, on the one hand, and Seller, Richard Dellar, individually, Rick S. Sheldon, individually, Dana Topping, individually, Rick S. Sheldon and Sandra L. Sheldon, Trustees of Rick S. and Sandra L. Sheldon Trust, and Richard Dellar and Renee Dellar, Trustees of Richard Dellar and Renee Dellar Revocable Trust, on the other hand, in the original principal amount of $2,500,000, (b) that certain Promissory Note, dated as of May 5, 2016, held by Presidio Bank from Seller, Richard Dellar, individually; Rick S. Sheldon, individually; Dana Topping, individually; Rick S. Sheldon and Sandra L. Sheldon, Trustees of Rick S. and Sandra L. Sheldon Trust; and Richard Dellar and Renee Dellar, Trustees of Richard Dellar and Renee Dellar Revocable Trust, and (c) that certain Commercial Security Agreement, dated as of May 5, 2016, by and between Presidio Bank and Seller, Richard Dellar, individually; Rick S. Sheldon, individually; Dana Topping, individually; Rick S. Sheldon and Sandra L. Sheldon, Trustees of Rick S. and Sandra L. Sheldon Trust; and Richard Dellar and Renee Dellar, Trustees of Richard Dellar and Renee Dellar Revocable Trust.
“Price Allocation” has the meaning set forth in Section 2.12(a) of the Agreement.
“Price Allocation Preparation Period” has the meaning set forth in Section 2.12(b) of the Agreement.
“Price Allocation Statement” has the meaning set forth in Section 2.12(b) of the Agreement.

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“Proceeding” means any action, charge, claim, complaint, demand, grievance, arbitration, audit, assessment, hearing, investigation, inquiry, legal proceeding, administrative enforcement proceeding, litigation, suit or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced or brought by any Person, or that is conducted or heard by or before any court or other Governmental Entity or any arbitrator or arbitration panel.
“Pro Rata Share” means, with respect to any given Indemnifying Shareholder, the sum of (A) the percentage obtained by dividing: (a) the number of shares of Class A common stock and/or Class B common stock of Seller owned, directly or indirectly, by such Indemnifying Shareholder, by (b) the aggregate number of shares of Class A common stock and Class B common stock of Seller owned by all shareholders of Seller and/or issuable upon the conversion of options to purchase shares of Class B common stock of Seller, in each case, as of the Closing plus (B) the percentage obtained by multiplying (i) a fraction the numerator of which is the number of shares of Class A common stock of Seller owned, directly or indirectly, by such Indemnifying Shareholder and the denominator of which is the number of shares of Class A common stock of Seller owned, directly or indirectly, by all Indemnifying Shareholders, by (ii) a fraction the numerator of which is the number of shares of Class A common stock and/or Class B common stock of Seller owned, directly or indirectly, by the Class B Shareholder and the denominator of which is the aggregate number of shares of Class A common stock and Class B common stock of Seller owned by all shareholders of Seller and/or issuable upon the conversion of options to purchase shares of Class B common stock of Seller, in each case, as of the Closing.
“Public Official” means: (a) any director, officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (b) any director, officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled company or organization; (c) any officer, employee or representative of any public international organization, such as the United Nations or the World Bank; (d) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above; and (e) any political party, party official or candidate for political office.
“Purchase Price” has the meaning set forth in Section 2.8(a) of the Agreement.
“Real Property Lease” has the meaning set forth in Section 3.16(b) of the Agreement.
“Registered Intellectual Property” means all Intellectual Property that is registered, filed or issued under the authority of, with or by any Governmental Entity or Domain Name Registrar.
“Released Claims” has the meaning set forth in Section 6.2 of the Agreement.
“Released Parties” has the meaning set forth in Section 6.2 of the Agreement.
“Releasing Parties” has the meaning set forth in Section 6.2 of the Agreement.
“Releasing Party” has the meaning set forth in Section 6.2 of the Agreement.
“Representatives” means, when used with respect to any Person, such Person’s officers, directors, managers, employees, agents, potential financing sources, advisors and other representatives (including any investment banker, financial advisor, attorney or accountant retained by or on behalf of such Person or any of the foregoing).
“Required Consents” has the meaning set forth in Section 3.3(a) of the Agreement.

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“Response Notice” has the meaning set forth in Section 8.6(b) of the Agreement.
“Response Period” has the meaning set forth in Section 2.9(c)(i) of the Agreement.
“Restricted Period” means the period commencing on the Closing Date and ending on the two (2) year anniversary of the Closing Date.
“Seller” has the meaning set forth in the Preamble of the Agreement.

“Seller Board” means the board of directors of Seller.
“Seller IT Systems” means all computer systems, programs, networks, hardware, software, software engines, database, operating systems, websites, website content and links and equipment used to process, store, maintain and operate data, information and functions owned, used or provided by Seller in the operation of the Business and/or the Transferred Assets.
“Seller Payment Obligation” has the meaning set forth in Section 8.8(b) of the Agreement.
“Seller Software” means all software and programs used or held for use in connection with any of the Business and/or the Transferred Assets, including all computer software, electronic delivery platforms and databases operated by Seller on or for its websites or used by Seller in connection with processing customer orders, storing customer information or storing or archiving data.
“Seller Source Code” means any source code that is Owned Intellectual Property and any source code for any Seller Software.
“Shareholder Guaranteed Obligations” has the meaning set forth in Section 8.13.
“Software License Agreement” has the meaning set forth in Section 2.7(a)(xiii) of the Agreement.
“Standard Form IP Agreement” has the meaning set forth in Section 3.13(f) of the Agreement.
“Stipulated Amount” has the meaning set forth in Section 8.6(e) of the Agreement.
“Subsidiary” means, when used with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other ownership interests, having by their terms voting power to elect a majority of the board of directors, or others performing similar functions with respect to such corporation or other organization, is beneficially owned or controlled, directly or indirectly, by such Person or by any one or more of its Subsidiaries (as defined in the preceding clause), or by such Person and one or more of its Subsidiaries.
“Tangible Personal Property” means all machinery, fixtures, equipment, tools, spare parts, furniture, office equipment, hardware, supplies, materials, vehicles and other items of tangible personal property of any kind (other than Inventory) owned, leased, used or held for use by Seller connection with any of the Business and/or the Transferred Assets.
“Target Net Assets” means $[*****].

[*****]	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

“Taxes” means: (a) any and all taxes, charges, fees, assessments, levies, or unclaimed property and escheat obligations or other assessments, including all net income, gross income, gross receipts, premium, sales, use, ad valorem, goods and services, net receipts, harmonized sales, value added, transfer, documentary, franchise, net worth, capital, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis, or in any other manner; (b) any interest, fine, assessment, penalty (including penalties for failure to file in accordance with applicable information reporting requirements), or addition to the amounts set forth in clause (a) assessed or levied by any authority, whether federal, state, local, domestic or foreign (whether disputed or not); and (c) any liability in respect of any of the items described in clauses (a) and (b) payable under a tax sharing, allocation, indemnity or similar agreement or by reason of successor, transferee, or other liability, by contract, operation of law, or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereto or any analogous or similar provision of state, local or foreign Law).
“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Entity that imposes, or is charged with collecting, social security or similar charges or premiums.
“Tax Return” means any report, return, information return, form, declaration or other document or information filed or required to be supplied to any authority in connection with Taxes (including any attachment thereto or amendment thereof).
“Third Party Claim” has the meaning set forth in Section 8.5(a) of the Agreement.
“Total Assets” means total assets of the Business (consisting solely of the line item assets specified on Exhibit J attached to the Agreement), determined in accordance with GAAP, including Cash, provided, however, that “Total Assets” shall not include any Excluded Assets.
“Transaction Expenses” means all fees, costs, expenses and other similar obligations of, or amounts incurred or payable by or on behalf of Seller that have not been paid in full prior to the Closing, in each case in connection with the preparation, negotiation, execution or performance of the Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including the following: (a) the fees and disbursements of, or other similar amounts charged by, counsel retained by Seller; (b) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts retained by Seller; (c) the other out-of-pocket expenses, if any, of Seller; and (d) any investment banking, brokerage or finder’s fees and related expenses.
“Transfer Taxes” has the meaning set forth in Section 9.1 of the Agreement.
“Transferred Software” has the meaning set forth in Section 2.1(k) of the Agreement.
“Transferred Assets” has the meaning set forth in Section 2.1 of the Agreement.
“TTM EBITDA” means, as of any date of determination, the EBITDA of the Business for the twelve (12) month period ending as of such date.

[*****]	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

“UK Subsidiary” means Intelisys Global, Limited, a private limited company incorporated under the laws of the United Kingdom and a wholly-owned subsidiary of Seller.
“Unresolved Escrow Claim” has the meaning set forth in Section 8.10(a) of the Agreement.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law.

[*****]	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.